UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

DANAHER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DANAHER CORPORATION

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2008

To the Shareholders:

Notice is hereby given that the 2008 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (“Danaher”), will be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C., on May 6, 2008 at 3:00 p.m., local time, for the following purposes:

1.	To elect two directors to hold office for a term of three years and until their successors are elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2008.

3.	To act upon a shareholder proposal, if properly presented at the meeting.

4.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 2008 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING. Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2008.

This proxy statement and the accompanying annual report are available at: http://www.shareholder.com/danaher/annual-proxy.cfm.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

April 3, 2008

PROXY STATEMENT

DANAHER CORPORATION

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006

2008 ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Danaher Corporation, a Delaware corporation (“Danaher”), of proxies for use at the 2008 Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. on May 6, 2008 at 3:00 p.m., local time, and at any and all adjournments thereof. Danaher’s principal address is 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. The date of mailing of this Proxy Statement is on or about April 3, 2008. The purpose of the meeting is to: elect two directors to hold office for a term of three years and until their successors are elected and qualified; ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2008; act upon a shareholder proposal, if properly presented at the meeting; and consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

OUTSTANDING STOCK AND VOTING RIGHTS

In accordance with Danaher’s Bylaws, the Board has fixed the close of business on March 7, 2008 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. Proxies will be voted as specified in the shareholder’s proxy. In the absence of specific instructions, proxies will be voted (1) FOR both of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board, (2) FOR ratification of the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2008, (3) AGAINST the shareholder proposal, and (4) in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment thereof. The Board has selected Steven Rales and Mitchell Rales to act as proxies with full power of substitution.

The proxies being solicited hereby are being solicited by Danaher’s Board. The total expense of the solicitation will be borne by Danaher, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of Danaher, who will receive no additional compensation for their services. We have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies. For these services, we expect to pay Georgeson a fee of less than $15,000 and reimburse it for certain out-of-pocket disbursements and expenses.

The only outstanding securities of Danaher entitled to vote at the Annual Meeting are shares of common stock, $.01 par value. As of the close of business on March 7, 2008, the record date for determining the shareholders of Danaher entitled to vote at the Annual Meeting, 318,333,813 shares of Danaher common stock were outstanding, excluding shares held by or for the account of Danaher. Each outstanding share of Danaher common stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Danaher common stock entitled to vote at the Annual Meeting as of the record date. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. With respect to Proposal 3, brokers or other nominees that are New York Stock Exchange member organizations are prohibited from voting unless they receive specific instructions from the beneficial owner of the shares. Broker non-votes will not affect the required vote with respect to Proposal 3.

If a quorum is present, the vote required to approve each of the proposals is as follows:

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With respect to Proposal 1, the election of directors, you may vote “for” or “against” either or both director nominees or you may abstain as to either or both director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote. Under our director resignation policy, our Board will not nominate a director for election, or appoint a director to fill a vacancy or new directorship, unless the individual has tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will make a determination whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

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For Proposals 2 and 3, the affirmative vote of a majority of the shares of Danaher common stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval of a particular proposal and, accordingly, have the effect of a vote against the proposal.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”) you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by submitting your instructions by telephone, over the Internet, by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by attending the annual meeting and voting your shares at the meeting. You may obtain directions to the annual meeting in order to vote in person by calling Danaher’s Investor Relations department at 202-828-0850. Most Danaher stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Danaher a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

All votes will be counted by an independent inspector of election appointed for the meeting. Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to third parties except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or telephoning 1-800-542-1061.

The revocation of your consent to householding will be effective 30 days after its receipt. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Danaher Corporation, Attn: Investor Relations, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006; telephone us at 202-828-0850; or email us at ir@danaher.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, you may contact us at the above address, telephone number or email address.

If you participate in the Danaher Stock Fund through the Danaher Corporation & Subsidiaries Retirement and Savings Plan or the Danaher Corporation & Subsidiaries Savings Plan (collectively, the “Savings Plans”), your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of common stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 1, 2008, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 7, 2008, the number of shares and percentage of Danaher common stock beneficially owned by (1) each person who owns of record or is known to Danaher to beneficially own more than five percent of Danaher’s common stock, (2) each of Danaher’s directors and nominees for director and each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (3) all executive officers and directors of Danaher as a group. As of March 7, 2008, 318,333,813 shares of Danaher common stock were outstanding, excluding shares held by or for the account of Danaher. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of March 7, 2008.

Name	Number of Shares Beneficially Owned (1)		Percent Of Class (1)
Mortimer M. Caplin	338,348	(2)	*
H. Lawrence Culp, Jr.	2,764,228	(3)	*
Donald J. Ehrlich	92,200	(4)	*
Linda P. Hefner	10,657	(5)	*
Walter G. Lohr, Jr.	378,000	(6)	*
Mitchell P. Rales	30,373,865	(7)	9.5%
Steven M. Rales	31,107,071	(8)	9.8%
John T. Schwieters	18,000	(9)	*
Alan G. Spoon	40,000	(10)	*
A. Emmet Stephenson, Jr.	408,240	(11)	*
Daniel L. Comas	252,952	(12)	*
Thomas P. Joyce, Jr.	258,299	(13)	*
Philip W. Knisely	878,748	(14)	*
James A. Lico	238,925	(15)	*
T. Rowe Price Associates, Inc.	33,279,638	(16)	10.5%
FMR Corp.	18,207,316	(17)	5.7%
All executive officers and directors as a group (18 persons)	67,590,405	(18)	20.9%

(1)

Pursuant to the definition of beneficial ownership, balances credited to an officer’s account under the Amended and Restated Danaher Corporation Executive Deferred Incentive Program (the “EDIP”), which could under the terms of the EDIP be converted into shares of Danaher common stock within 60 days of March 7, 2008, are reflected in the table. EDIP participants generally have the right to terminate employment at any time and at their election receive an immediate distribution of their vested EDIP balance in the form of Danaher common stock. For purposes of the table, the number of shares of Danaher common stock attributable to a person’s EDIP account is equal to (all amounts rounded to the next lowest whole share) (1) the person’s outstanding EDIP balance as of March 7, 2008 (to the extent such balance is vested or will become vested within 60 days of March 7, 2008), divided by (2) the closing price of Danaher common stock as reported on the New York Stock Exchange on March 7, 2008 ($72.07 per share). For purposes of the table, the number of shares attributable to each executive officer’s 401(k) account is equal to (all amounts rounded to the next lowest whole share) (a) the officer’s balance, as of March 7, 2008, in the Danaher stock fund included in the executive officer’s 401(k) account (the “401(k) Danaher Stock Fund”), divided by (b) the closing price of Danaher common stock as reported on the New York Stock Exchange on March 7, 2008. The 401(k) Danaher Stock Fund consists of a unitized pool of Danaher common stock and cash, and as such does not allocate a specific number of shares of Danaher common stock to each participant. The table also includes shares that may be acquired upon (x) exercise of options that are exercisable within 60 days of March 7, 2008, or (y) vesting of restricted stock units (“RSUs”) that vest within 60 days of March 7, 2008.

(2)	Includes options to acquire 40,000 shares and 72,800 shares, in each case owned by a revocable trust of which Mr. Caplin and his spouse are the sole trustees, 211,400 shares owned by grantor retained annuity trusts of which Mr. Caplin is trustee and the sole annuitant, and 14,148 shares held by a charitable foundation of which Mr. Caplin is director and president. The 72,800 shares owned outright by the revocable trust are pledged to a bank as security. Mr. Caplin disclaims beneficial ownership of the shares held by the charitable foundation.
(3)	Includes options to acquire 2,615,000 shares, 1,819 shares attributable to Mr. Culp’s 401(k) account and 129,409 shares attributable to Mr. Culp’s EDIP account.
(4)	Includes options to acquire 40,000 shares, 16,000 shares owned by Ripple Creek Limited Partnership, of which Mr. Ehrlich is a general partner, and 6,400 shares owned by an IRA for the benefit of Mr. Ehrlich.
(5)	Includes options to acquire 8,000 shares.
(6)	Includes options to acquire 40,000 shares. Also includes 34,000 shares held by a charitable foundation of which Mr. Lohr is president, and 80,000 shares held by Mr. Lohr as trustee of a trust for his children, as to each of which Mr. Lohr disclaims beneficial ownership.
(7)	Includes 6,827,172 shares owned directly, 22,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 428,040 shares owned by an IRA for the benefit of Mr. Rales, 1,000,000 shares owned by grantor retained annuity trusts as to which Mr. Rales is trustee and the sole annuitant, 63,653 shares attributable to Mr. Rales’ 401(k) account and 55,000 shares owned by a charitable foundation of which Mr. Rales is a director. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. All of the shares of Danaher common stock held by the limited liability companies of which Mr. Rales is the sole member are pledged to secure lines of credit with certain banks and each of these entities is in compliance with these lines of credit. 4,012,284 of the shares of Danaher common stock held directly by Mr. Rales are pledged as collateral to secure a loan of shares to him by Capital Yield Corporation, an entity owned by Messrs. Steven Rales and Mitchell Rales. The business address of Mitchell Rales, and of each of the limited liability companies, is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006. On a combined basis, Steven Rales and Mitchell Rales own 61,480,936 shares, or 19.3% of the Danaher common stock.
(8)	Includes 9,007,370 shares owned directly, 22,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 2,701 shares attributable to Mr. Rales’ 401(k) account and 97,000 shares owned by a charitable foundation of which Mr. Rales is a director. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. All of the shares of Danaher common stock held by the limited liability companies of which Mr. Rales is the sole member are pledged to secure lines of credit with certain banks and each of these entities is in compliance with these lines of credit. 4,000,000 of the shares of Danaher common stock held directly by Mr. Rales are pledged as collateral to secure a loan of shares to him by Capital Yield Corporation, an entity owned by Messrs. Steven Rales and Mitchell Rales. The business address of Steven Rales, and of each of the limited liability companies, is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006. On a combined basis, Steven Rales and Mitchell Rales own 61,480,936 shares, or 19.3% of the Danaher common stock.
(9)	Includes options to acquire 16,000 shares. The 2,000 shares owned outright by Mr. Schwieters are held in a margin account.
(10)	Includes options to acquire 36,000 shares.
(11)	Includes 368,240 shares and options to acquire 40,000 shares, in each case held in the name of Stephenson Ventures, a limited partnership of which Mr. Stephenson is the sole general partner.
(12)	Includes options to acquire 243,000 shares, 3,169 shares attributable to Mr. Comas’ 401(k) account, 4,519 shares attributable to Mr. Comas’ EDIP account and 2,264 shares held by Mr. Comas’ spouse. Mr. Comas disclaims beneficial ownership of the shares held by his spouse.
(13)	Includes options to acquire 199,600 shares, 10,000 shares underlying RSUs, 22,898 shares attributable to Mr. Joyce’s 401(k) account and 25,801 shares attributable to Mr. Joyce’s EDIP account.

(14)	Includes options to acquire 870,000 shares, 1,313 shares attributable to Mr. Knisely’s EDIP account, 5,010 shares held jointly by Mr. Knisely and his spouse, and 2,425 shares held in trust for the benefit of Mr. Knisely’s daughter, for which Mr. Knisely’s spouse serves as trustee. Mr. Knisely disclaims beneficial ownership of the shares held in trust and the shares held by his spouse.
(15)	Includes options to acquire 207,066 shares, 13,333 shares underlying RSUs, 4,844 shares attributable to Mr. Lico’s 401(k) account and 13,682 shares attributable to Mr. Lico’s EDIP account.
(16)	The amount shown and the following information is derived from Schedule 13G dated February 29, 2008 filed by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2007. According to the Schedule 13G, Price Associates has sole voting power over 10,488,930 shares and sole dispositive power over 33,174,638 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(17)	The amount shown and the following information is derived from Schedule 13G dated February 14, 2008 filed by FMR LLC and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2007. Pursuant to the Schedule 13G, 17,191,436 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise investment power and the Fidelity Funds’ Boards of Trustees exercises voting power; 4,914 shares are beneficially owned by Strategic Advisors, Inc., an investment advisor and wholly owned subsidiary of FMR LLC; 285,000 shares are owned by Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors, LLC, has investment and voting power; 395,177 shares are owned by Pyramis Global Advisors Trust Company, a bank and a wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, has investment power, and voting power with respect to 318,077 of such shares; and the remaining 330,789 shares reported are beneficially owned by Fidelity International Limited, an investment adviser and an entity independent of FMR LLC, as to which shares Fidelity International Limited exercises sole investment and voting power. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(18)	Includes options to acquire 4,502,866 shares, 33,333 shares underlying RSUs, 143,893 shares attributable to executive officers’ 401(k) accounts and 249,117 shares attributable to executive officers’ EDIP accounts. In addition to the shares identified in the footnotes above as being pledged as security, an additional 72,539 of the aggregate shares beneficially owned by directors and executive officers are pledged as security.
*	Represents less than 1% of the outstanding Danaher common stock.

PROPOSAL 1.

ELECTION OF DIRECTORS OF DANAHER

Danaher’s Certificate of Incorporation provides that the Board is divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors at ten. At the 2008 Annual Meeting, shareholders will elect two directors to serve until the 2011 annual meeting of shareholders and until their successors are duly elected and qualified. The Board has nominated H. Lawrence Culp, Jr. and Mitchell P. Rales to serve as directors in the class whose term expires in 2011. Mr. A. Emmet Stephenson, Jr., a member of our Board since 1986, will not stand for re-election and will retire from our Board as of the date of the 2008 Annual Meeting. We extend our gratitude to Mr. Stephenson for his years of dedicated service to Danaher. Messrs. Mortimer M. Caplin, Donald J. Ehrlich and Walter G. Lohr, Jr. and Ms. Linda P. Hefner will continue to serve as directors in the class whose term expires in 2009. Messrs. Steven M. Rales, John T. Schwieters and Alan G. Spoon will continue to serve as directors in the class whose term expires in 2010.

The names of the nominees and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms are scheduled to expire are set forth below. In the event a nominee shall decline or be unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

NOMINEES FOR ELECTION AT THIS YEAR’S ANNUAL MEETING

TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 2011

Name	Age	Principal Occupation	Director Since
H. Lawrence Culp, Jr	45	President and Chief Executive Officer of Danaher since May 2001; director of GlaxoSmithKline plc.	2001

Mitchell P. Rales (a)	51	Chairman of the Executive Committee of Danaher since 1990; for more than the past five years, he has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities.	1983

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CURRENT DIRECTORS WHOSE TERM WILL CONTINUE AFTER THIS MEETING

Name	Age	Principal Occupation	Director Since	Term Expires
Mortimer M. Caplin (b,d)	91	Member of Caplin & Drysdale, a law firm in Washington, D.C., for over five years; director of Presidential Realty Corporation.	1990	2009

Donald J. Ehrlich (b,d)	70	Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, since January 2003; consultant to Wabash National Corp., a manufacturer of standard and customized truck trailers, from July 2001 to July 2004.	1985	2009

Linda P. Hefner (c)	48	Executive Vice President and General Manager of the Home Division of Wal-Mart Stores Inc. since May 2007; Executive Vice President, Global Strategy and Business Development for Kraft Foods Inc., a company that manufactures and sells branded foods and beverages, from May 2004 through December 2006; served in various management positions with Sara Lee Corporation from 1989 to May 2004.	2005	2009

Walter G. Lohr, Jr. (c)	64	Partner of Hogan & Hartson, a law firm in Baltimore, Maryland for over five years.	1983	2009

Name	Age	Principal Occupation	Director Since	Term Expires
Steven M. Rales (a)	57	Chairman of the Board of Danaher since 1984; for more than the past five years, he has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities.	1983	2010

John T. Schwieters (b,c)	68	Vice Chairman of Perseus, LLC, a merchant bank and private equity fund management company, since April 2000; director of Smithfield Foods, Inc., Choice Hotels International, Inc. and Union Street Acquisition Corp.	2003	2010

Alan G. Spoon (d)	56	Managing General Partner of Polaris Venture Partners, a company which invests in private technology firms, since May 2000; director of IAC/InterActiveCorp, Getty Images, Inc. and TechTarget, Inc.	1999	2010

Retiring Director

Name	Age	Principal Occupation	Director Since	Term Expires
A. Emmet Stephenson, Jr. (d)	62	General partner of Stephenson Ventures, a private investment company, for more than five years; President of Stephenson and Co., a private investment firm, from 1971 until December 2005; director and Chairman of the Board of Startek, Inc., a provider of process management services, from 1987 until May 2006.	1986	2008

Mr. Stephenson will not stand for re-election and will retire from our Board as of the date of the 2008 Annual Meeting.

(a)	Mitchell Rales and Steven Rales are brothers.
(b)	Member of the Audit Committee of the Board of Directors.
(c)	Member of the Nominating and Governance Committee of the Board of Directors
(d)	Member of the Compensation Committee of the Board of Directors.

CORPORATE GOVERNANCE

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the New York Stock Exchange. The Board has affirmatively determined that other than Messrs. Steven Rales, Mitchell Rales and H. Lawrence Culp, Jr., each of whom is an executive officer of Danaher, all of the remaining seven members of the Board, consisting of Ms. Hefner and Messrs. Caplin, Ehrlich, Lohr, Schwieters, Spoon and Stephenson, are independent within the meaning of the listing standards of the New York Stock Exchange. The Board concluded that none of the seven independent directors possesses any of the bright-line relationships set forth in the listing standards of the New York Stock Exchange that prevent independence, or except as discussed below, any other relationship with Danaher other than Board membership.

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With respect to Mr. Lohr, the Board considered the fact that Mr. Lohr and other attorneys at Hogan & Hartson provide legal services to Messrs. Steven Rales and Mitchell Rales and entities controlled by them. The Board concluded that the relationship does not constitute a material relationship because it has not impaired and does not impair Mr. Lohr’s independent judgment in connection with his duties and responsibilities as a director of Danaher. The aggregate amount of legal services provided by Hogan & Hartson in 2007 to the Rales’ and their affiliates, was less than one percent of Hogan & Hartson’s annual revenues.

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With respect to Ms. Hefner, the Board considered the fact that Ms. Hefner is an officer of Wal-Mart and that certain of Danaher’s subsidiaries sold products to and purchased products from Wal-Mart in 2007 on commercial terms. The Board concluded that none of these transactions constitutes a material relationship because all of the sales and purchases were conducted in the ordinary course of business and on an arm’s-length basis and Ms. Hefner had no role in the decision-making at Wal-Mart with respect to such transactions. The amount of sales and purchases in 2007 was in each case less than one percent of the annual revenues of each of Danaher and Wal-Mart.

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With respect to Ms. Hefner and Mr. Ehrlich, the Board considered the fact that certain immediate family members of these directors were during 2007 employed by businesses that on a commercial basis purchased products from certain of Danaher’s subsidiaries in 2007. The Board concluded that none of these transactions constitutes a material relationship because all of the sales were conducted in the ordinary course of business and on an arm’s-length basis and the related person had no role in the decision-making with respect to such transactions. In each case, the amount of sales in 2007 was less than one percent of the annual revenues of each of Danaher and the other company.

Majority Voting for Directors

The Board has amended our Bylaws to provide for majority voting in director elections, and has adopted a director resignation policy. Under the policy, the Board will not nominate a director for election, or appoint a director to fill a vacancy or new directorship, unless the individual has tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will make a determination whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Board of Directors and Committees of the Board

General. The Board had a total of 10 meetings during 2007. All directors attended at least 75% of the meetings of the Board and of the Committees of the Board on which they served during 2007.

Audit Committee. The Audit Committee assists the Board in overseeing the integrity of Danaher’s financial statements, Danaher’s compliance with legal and regulatory requirements, the qualifications and independence of

Danaher’s independent auditors, and the performance of Danaher’s internal audit function and independent auditors. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Board has determined that all of the members of the Audit Committee are independent for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange, that Mr. Schwieters and Mr. Ehrlich each qualify as an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the New York Stock Exchange. Mr. Schwieters currently serves on the audit committees of three other public companies, in addition to serving on Danaher’s Audit Committee. The Board has determined that Mr. Schwieters’ simultaneous service on these three other audit committees does not impair his ability to serve effectively on Danaher’s Audit Committee. The Audit Committee met eight times during 2007.

Compensation Committee. As of the date of this proxy statement, the Compensation Committee consists of Messrs. Caplin, Ehrlich, Spoon and Stephenson, each of whom is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, based on the determination of the Board, independent under the New York Stock Exchange listing standards. The Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluating the performance of, and approving the compensation paid to, our executive officers. The Committee also:

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reviews the Compensation Discussion and Analysis (“CD&A”) included in Danaher’s annual meeting proxy statement and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement;

•	reviews and oversees the administration of our equity compensation plans; and

•	monitors compliance by directors and executive officers with the Company’s stock ownership requirements.

The Compensation Committee met nine times during 2007. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2007. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Chairman of the Committee, Mr. Ehrlich, works with our CEO to schedule the Committee’s meetings and set the agenda for each meeting. Our CEO, Senior Vice President and General Counsel, and Associate General Counsel and Secretary generally attend the Committee meetings and support the Committee in preparing meeting materials and taking meeting minutes. In particular, our CEO provides background regarding the interrelationship between our business objectives and executive compensation matters; participates in the Committee’s discussions regarding the compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance; and provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent. Danaher’s human resources department also provides the Committee with comparative data regarding the compensation paid to each of our executive officers in relation to the compensation paid to officers in comparable positions within our peer group. The Committee typically meets in executive session, without the presence of management, in conjunction with each regularly scheduled meeting.

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee engaged PricewaterhouseCoopers (PWC) as its compensation consultant until mid- 2007 and in February 2008 engaged F. W. Cook & Co., Inc. to act as the Committee’s compensation consultant. The consultants that have been engaged by the committee have all taken their direction solely from the Chairman of the Committee. The primary responsibility of PWC in 2007 was to provide advice to the Committee regarding the composition of our peer group for purposes of comparing executive compensation data. The Committee does not place any material limitations on the scope of the feedback provided by the compensation consultant. In the course of discharging its responsibilities, the compensation consultant may from time to time and with the Committee’s consent, request from management certain data regarding compensation amounts and practices and the nature of the company’s executive officer responsibilities. F.W. Cook has not performed and will not perform any services for Danaher other than the services provided to or at the direction of the Committee.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and determining the size and composition of the Board and its committees, oversees the operation of Danaher’s corporate governance guidelines (including the annual Board and committee self-assessment process), evaluates the overall effectiveness of the Board and its committees, reviews and makes recommendations to the Board regarding director compensation, and administers Danaher’s related person transactions policy. The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Governance Committee met three times in 2007.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. The Committee may also retain a third-party executive search firm from time to time to identify candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate.

Once a prospective nominee has been identified, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The determination of whether to conduct a full evaluation is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in Danaher’s Corporate Governance Guidelines, including:

•	personal and professional integrity and character;

•	prominence and reputation in the prospective nominee’s profession;

•	skills, knowledge and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of Danaher’s business;

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the extent to which the interplay of the prospective nominee’s skills, knowledge, expertise and background with that of the other Board members will help build a Board that is effective in collectively meeting Danaher’s strategic needs and serving the long-term interests of the shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of Danaher.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. If the Committee determines to conduct a full evaluation of a candidate, one or more members of the Committee (and other members of the Board as appropriate) interview the prospective nominee in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board, and the Board determines the nominee(s) after considering the recommendation of the Committee.

The Committee also reviews and makes recommendations to the Board regarding non-management director compensation. In connection with its periodic evaluations of non-management director compensation, the Committee reviews the compensation practices for non-management directors within Danaher’s peer group. For a description of the annual cash compensation paid to each non-management director, please see “Director Compensation—Director Summary Compensation Table.” Each non-management director receives an annual stock option grant at the Compensation Committee’s regularly scheduled July meeting. The exercise price for stock option awards under the plan is equal to the closing price of Danaher’s common stock on the date of grant (or a specified later date), and all options awarded to non-management directors are immediately exercisable.

Executive Sessions of Non-Management Directors

The non-management directors (all of whom are independent within the meaning of the listing standards of the NYSE) meet at least twice per year in regularly scheduled executive sessions. The sessions are scheduled and chaired by the chair of the Nominating and Governance Committee.

Director Attendance at Annual Meetings

Danaher typically schedules a Board meeting in conjunction with each annual meeting of shareholders and as a general matter expects that the members of the Board will attend the annual meeting. In 2007, nine members of the Board attended the annual meeting.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the non-management directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. The letter should indicate whether the sender is a Danaher shareholder.

Standards of Conduct

We have adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Standards of Conduct. The Standards of Conduct are available in the Investor section of our website at www.danaher.com. Shareholders may request a free copy of the Standards of Conduct from: Danaher Corporation, Attention: Investor Relations, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006.

We intend to disclose any amendment to the Standards of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Standards of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the Investor section of our website, at www.danaher.com, within four business days following the date of such amendment or waiver.

Corporate Governance Guidelines and Committee Charters

We have adopted Corporate Governance Guidelines, which are available in the Investor—Corporate Governance section of our website at www.danaher.com. The charters of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board are also available in the Investor—Corporate Governance section of our website at www.danaher.com. Shareholders may request a free copy of these committee charters and the Corporate Governance Guidelines from the address set forth above under “—Standards of Conduct.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section discusses and analyzes the compensation provided to each of the executive officers set forth in the Summary Compensation Table below, also referred to as the “named executive officers.”

Overview and Objectives

The goal of our compensation program for named executive officers is to build long-term value for our shareholders. Toward this goal, under the direction of the Compensation Committee (“Committee”) of our Board of Directors we have developed an executive compensation program designed to:

•	attract talented executives capable of performing at the levels we expect;
•	retain and motivate executives who continue to perform at or above the levels that we expect; and
•	tie compensation to the achievement of individual performance objectives and short-term and long-term corporate goals that we believe best advance the long-term interests of shareholders.

To achieve these objectives we have developed a compensation program that combines short-term and long-term components, cash and equity, and fixed and variable payments, with a strong bias toward compensation that is dependent on company performance, particularly long-term, equity-based compensation. Our executive compensation program rewards our executive officers when they achieve annual business goals, build long-term shareholder value and maintain long-term careers with Danaher.

Determining Named Executive Officer Compensation

The Committee exercises its judgment in making executive compensation decisions. Within the overall framework of the objectives discussed above, the factors that generally shape particular executive compensation decisions are the following:

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The executive’s relative level of responsibility within Danaher and the impact of his or her position on Danaher’s performance. The Committee believes that both the amount of compensation and the “at-risk” nature of the compensation should increase with the level of responsibility. We have structured our long-term compensation to be subject to greater risk than the long-term compensation awarded by many of our peers, because we pay none of our long-term compensation in cash and the vesting terms for our equity awards are longer than typical for our peer group.

•	The executive’s record of performance, long-term potential and tenure with Danaher.
•	Danaher’s operational and financial performance.
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Our assessment of the competitive marketplace. As a result of our history of operating performance and shareholder value creation, our history of successfully applying the Danaher Business System and the significant resources we devote to training our executives in the Danaher Business System, we believe that our officers are particularly valued by other companies. In addition, given our expectations regarding future growth, our Board and Committee have engaged a corps of named executive officers capable of leading a significantly larger company, which makes them particularly attractive to other companies, including larger companies with greater resources.

Analysis of 2007 Named Executive Officer Compensation

Our 2007 executive compensation program consisted of four elements:

Element	Form of Compensation	Primary Objectives
Long-Term Incentive Awards	Stock options with extended time-based vesting periods	• Attract, retain and motivate skilled executives and encourage loyalty to Danaher • Encourage long-term operational and financial performance that we believe will build long-term shareholder value

Performance-based restricted stock units (RSUs) with extended time-based vesting periods

•        Attract and retain skilled executives and encourage loyalty to Danaher

•        Encourage long-term operational and financial performance that we believe will build long-term shareholder value

•        Make our total executive compensation plan competitive, given the increasing prevalence of RSUs in our peer group compensation packages

•        Use fewer shares to convey value than options would, to reduce shareholder dilution

Short-Term Incentive Award	Cash	• Motivate executives to achieve individual goals and shorter-term corporate goals in key areas of operational and financial performance • Attract, motivate and retain skilled executives

Base Salary	Cash	• Minimize competitive disadvantage, while also minimizing the percentage of an executive’s compensation that is not dependent on company and/or individual performance

Other Compensation	Employee benefit plans; severance and change-of-control benefits; perquisites	• Make our total executive compensation plan competitive

In determining the appropriate mix of compensation elements for each named executive officer for 2007, the Committee considered the factors referred to above under “– Determining Named Executive Officer Compensation” and exercised its judgment. The most significant component of compensation for each named executive officer for 2007 was long-term, equity-based compensation with extended time-based vesting periods (including Mr. Culp, who receives an equity award every three years and last received an award in 2006). Based on Danaher’s past experience we believe that this type of compensation is most effective in accomplishing all three of the objectives set forth under “— Overview and Objectives.” Annual cash incentive compensation, the at-risk element of an executive’s annual compensation, was the next most significant component of compensation for each named executive officer. We believe its focus on shorter-term goals complements the longer-term incentives of our equity-based compensation, and the cash nature of the awards helps moderate the overall risk profile of an officer’s total compensation. Finally, consistent with our philosophy, in 2007 we sought to pay sufficient base salary and other compensation to avoid competitive disadvantage in the marketplace for skilled executives.

Long-Term Incentive Awards

Philosophy. The long term incentive awards that the Committee grants consist of stock options with extended time-based vesting criteria, and performance-based RSUs with extended time-based vesting criteria.

The Committee believes that stock option awards promote the objectives of our executive compensation program in the following ways:

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Long time-based vesting periods are a hallmark of both our executive stock option and RSU awards. The extended vesting terms of these awards encourage officers to take a long-term view of our performance and promote stability within our executive ranks, which in turn reduces disruption and facilitates realization of our long-term corporate objectives.

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We believe our stock option award program has contributed significantly to our historical record of operational and financial performance. That performance record, in turn, has generally made our stock option awards very valuable. Stock options have been our most effective, overall compensation tool in recruiting, motivating and retaining skilled officers.

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Stock options are inherently performance-based, as the recipient does not receive any benefit unless our stock price rises after the date the option is granted. This links stock option compensation directly to shareholder value creation.

Though the Committee believes that stock options are the most effective, overall compensation tool at its disposal, it awards executives a combination of stock options and RSUs because RSUs offer certain benefits that complement the benefits of stock options, as described in the chart above. Given that RSUs may not offer the same level of performance motivation as stock options, our RSU’s are subject to performance-based as well as time-based vesting criteria, although the Committee views the performance criteria as ancillary in importance to the time-based vesting requirement. The performance criteria applicable to the RSUs awarded to our named executive officers in 2007 are described in the footnotes to the “Outstanding Equity Awards at 2007 Fiscal Year-End” table.

Grant practices. Through May 15, 2007, the Committee granted equity awards under Danaher’s Amended and Restated 1998 Stock Option Plan (the “1998 Plan”). Since May 15, 2007, the Committee grants equity awards under Danaher’s 2007 Stock Incentive Plan (the “2007 Plan”). For a description of the 2007 Plan and the 1998 Plan, please see “ Executive Compensation—Employee Benefit Plans.”

The exercise price for stock option awards under the 2007 Plan (as under the 1998 Plan) equals the closing price of Danaher’s common stock on the date of grant (or on a specified later date). The Committee does not permit and has not permitted back-dating or re-pricing of equity awards. Executive equity awards are granted at a regularly scheduled Committee meeting, or at the time of an executive promotion or identification of a specific retention concern; the timing of equity awards is not coordinated with the release of material non-public information. All regularly scheduled meetings of the Committee are scheduled in advance of the calendar year in which they occur. The Committee’s general practice is to grant annual equity awards to executives at the Committee’s regularly scheduled meeting in February, because that is the time when the Committee reviews the performance of the executive officers and determines the other components of executive compensation.

Determining 2007 equity awards. In 2007, the Committee made equity grants to all of the named executive officers (except for Mr. Culp, who receives an equity grant every three years), as described in the “Grants of Plan-Based Awards for Fiscal 2007” table. The Committee first identified the dollar value to be delivered to the officer (subject to satisfaction of the applicable vesting terms). The award value also approximates the accounting expense associated with the award. If a named executive officer meets or exceeds expectations in a given year (or with respect to our CEO, over a three year period since he receives equity grants every three years), subject to taking into account applicable market trends the Committee will typically increase the dollar value of his equity award in the following year. The Committee focused on the following factors in determining the dollar value of equity awards to deliver to each officer in 2007:

•	The Committee reviewed peer group equity compensation data, focusing in particular on the levels of equity compensation at or above the 75th percentile for the relevant position. The Committee also reviewed the value of the officer’s outstanding, unvested equity awards to evaluate the extent to which such awards are providing sufficient retention incentives.
•	The officer’s long-term potential, level of responsibility and performance record and were critical factors in the Committee’s decision-making process.
•	To appropriately balance the risk/reward ratio, the Committee considered the amount of the award in light of the length of the time-based vesting provisions to be applied to the award.
•	The Committee considered the amount of equity compensation awarded to the executive in the prior year.

The dollar value awarded to each officer was divided between stock options and RSUs on approximately a 60/40 basis, respectively. The Committee used its business judgment to decide upon a 60/40 split between stock options and RSUs, believing that this proportion accomplishes its objective of weighting the overall equity award modestly in favor of options and is easy to communicate to executives. The dollar amount attributable to stock options was translated into a number of stock options based on an option value equal to 40% of the closing price of Danaher’s common stock on the date of grant, which represents an approximation of the Black-Scholes value of such options. The dollar amount attributable to RSUs was translated into a number of RSUs based on the closing price of our common stock.

The equity compensation amounts for Danaher’s named executive officers in 2007 tended to be larger than the equity compensation that Danaher’s peers award to officers in comparable positions, because (1) the vesting periods applicable to our awards are longer than typical for our peer group, (2) for high-level executives the Committee seeks to have equity-based compensation constitute a higher percentage of total compensation, and (3) the competitive demand for our executives requires that we make greater efforts to retain executives.

Other than Mr. Culp, all of the named executive officers are currently on an annual cycle for equity awards. The Committee believes that the annual cycle helps the Committee better take into account annual performance in setting equity grant levels. Since Mr. Culp was appointed President and CEO in 2000, the Committee has awarded him equity awards every third year, with vesting terms that are generally longer than the vesting terms applied to the other named executive officers. The Committee believes that this approach enhances the retention effect of Mr. Culp’s equity awards.

Short-Term Incentive Awards

The Company’s short term incentive awards consist of annual cash incentive compensation awards granted under Danaher’s 2007 Executive Cash Incentive Compensation Plan. Under the Plan, the Committee is required to establish the performance formula for a particular year within the first 90 days of the year, and cannot change the performance formula following such 90 day period. In March 2007, the Committee adopted a performance formula for determining the amounts to be paid to each named executive officer under the Plan for 2007 (please see “—Employee Benefit Plans” for a summary of the 2007 Plan and “—Employment Agreements—2007 Annual Cash Incentive Compensation Formula” for a description of the 2007 performance formula). The Committee exercised its judgment in determining the elements of the 2007 performance formula and the payouts under the formula, focusing on the executive’s level of responsibilities and performance record, the amount of comparable compensation that peer companies would offer such officer and the amount of annual incentive compensation awarded to the executive in the prior year.

The 2007 performance formula is the product of four elements: the officer’s base salary, multiplied or diminished (as applicable) by three, discrete factors:

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The first factor is the “baseline annual bonus percentage.” The committee sets this percentage for each officer at a level that (assuming the actual personal factor and company financial factor fall within the ranges experienced in recent years) would yield a payout that the Committee judges is appropriate based on the considerations noted in the preceding paragraph.

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The second factor is the personal factor, which is a factor of 2.0 subject to reduction in the Committee’s discretion. This factor is intended to drive the achievement of individual performance and allow the Committee to adjust the final payout amount as it deems appropriate in its business judgment in light of the considerations noted above. At the beginning of 2007 the Committee established annual personal performance objectives for each officer. At the end of the year, the Committee used its judgment to determine an actual personal factor of less than 2.0 for each officer taking into account the executive’s performance against his objectives and overall performance, the size of the company financial factor for the year, the amount of total annual cash compensation that peer companies would offer such officer and the amount of annual incentive compensation awarded to the executive in the prior year.

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The third factor is the company financial factor. This factor is intended to drive the achievement of short-term corporate performance. The company financial factor weights on an equal basis (1) year-over-year adjusted EPS growth, and (2) compounded annual adjusted EPS growth over the trailing three-year period, to ensure that the formula promotes consistent, sustainable growth. The plan formula amplifies the impact of EPS performance whether EPS performance is positive or (to a lesser degree) negative. The Committee uses adjusted EPS as the financial measure in this factor, because of the strong correlation between EPS growth and shareholder returns. Because the intent of this factor is to drive core operational performance, and to allow for evaluation of operating results on a consistent and comparable basis, the Committee adjusted GAAP EPS in a manner which focused on gains and charges that it believes are most directly related to company operating performance during the period. Please see “Employee Benefit Plans — 2007 Executive Cash Incentive Compensation Plan” for a description of how the Committee adjusted EPS for purposes of the performance formula. The Committee adjusts EPS in a similar manner in establishing the performance criteria applicable to RSU awards.

For 2007, the Committee established the following personal performance objectives for our named executive officers. Mr. Culp’s objectives consisted of: the degree of year-over-year improvements in Danaher’s sales, earnings per share and cash flow, and on-time delivery improvements in targeted businesses; core growth performance compared to peers, and technological innovation; the degree of year-over-year improvements in financial performance, strategic performance and acquisition pipeline in the Medical Technologies businesses; Danaher Business System leadership; strengthening of Danaher’s organizational capacity; and the quality and quantity of acquisition activity relative to market conditions. Mr. Comas’ objectives consisted of qualitative goals relating to: human resource/organizational matters and performance results at specified corporate departments and operating companies; acquisition activity and portfolio optimization; and realization of cost-savings in specified back-office functions. Each of Messrs. Knisely, Lico and Joyce had objectives consisting of: quantitative targets for their respective businesses or units thereof relating to core revenue growth, technological innovation and new product development, on-time delivery and human resource/organizational matters; and qualitative goals for their respective business groups or units thereof relating to human resource/organizational matters. In addition, Mr. Knisely had quantitative targets for his businesses or units thereof relating to variable contribution margins and qualitative goals relating to acquisition integration and operational improvements in specified businesses; Mr. Lico had quantitative targets for his businesses or units thereof relating to pricing, “growth breakthrough” projects, past-due performance and qualitative goals relating to contractual terms with a key customer; and Mr. Joyce had quantitative targets for his businesses or units thereof relating to past-due performance and variable contribution margins and qualitative goals relating to acquisition integration. As noted above, the executive’s performance against these objectives was only one of the factors considered by the Committee and the Committee ultimately determined the executive’s personal factor based on its business judgment.

The Danaher Business System philosophy is built upon the concept of continuous improvement and requires that we raise the performance bar each year for our executive team. As a result, the personal performance objectives for our executives that are based on quantitative targets are set at levels that the Committee and management believe are achievable, but that would require personal performance appreciably above the level of personal performance achieved by the executive in the prior year.

Base Salary

The Committee reviews base salaries for executive officers in February of each year or in connection with promotions. The 2007 salaries for each of the named executive officers are set forth in the Summary Compensation Table.

The Committee considered two factors in determining the 2007 base salary for our CEO: the limits on deductibility that Section 162(m) of the Internal Revenue Code imposes with respect to non-performance based compensation, and the salary amount that would be available to the CEO in the competitive marketplace. Because the amount of Mr. Culp’s salary and other non-performance based compensation already exceeded the $1 million deductibility limit under Section 162(m), and because the Committee concluded that Mr. Culp’s existing base salary is competitive in the context of his overall compensation package, the Committee did not increase Mr. Culp’s salary in 2007.

With respect to named executive officers other than the CEO, if the officer meets or exceeds expectations in a given year the Committee will typically increase his or her base salary for the following year. Since each such officer met or exceeded expectations for 2006, the Committee increased each officer’s base salary for 2007. In determining how much to increase base salaries, the Committee considered the individual factors described above under “—Determining Named Executive Officer Compensation,” focusing on the level of the executive’s responsibilities, the salary amount that peer companies would make available to such officer and the salary amount earned by the officer in the preceding year. Officers whose salary was below median for the peer group received a higher percentage increase than officers whose salary was above median for the peer group. Given that base salary is one of the elements in the formula for determining annual incentive compensation, the Committee also considered how the changes in base salary would impact 2007 cash incentive compensation.

Other Compensation

Severance and Change-of-Control Benefits. We have entered into an employment agreement with Mr. Culp dated as of July 18, 2000, and amended as of November 19, 2001, that provides for payments upon certain events of termination, including in connection with a change-of-control. In addition:

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the terms of Mr. Culp’s 2003 and 2006 option grants and 2003 RSU award provide for an accelerated vesting schedule in the event he dies or is terminated for disability, and vest fully upon a change of control; and

•	Mr. Culp’s 2003 and 2006 option grants also provide for an accelerated vesting schedule in the event he is terminated without cause or resigns for good reason.

The termination and change-of-control provisions of Mr. Culp’s employment agreements are described in “— Employment Agreements”, and the amounts that Mr. Culp would have been entitled to had any of the termination or change-of-control events mentioned above occurred on December 31, 2007, are set forth in “— Potential Payments upon Termination or Change-of-Control.” Mr. Culp has agreed to post-employment non-competition, non-solicitation and confidentiality obligations in his employment agreement, which are also described in “—Employment Agreements.”

In adopting the severance and change-of-control provisions in these arrangements, our Board focused on three key objectives:

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ensuring that Mr. Culp has sufficient security such that he is not discouraged from taking appropriate risks in seeking to maximize value for shareholders (and in the context of a change-of-control, ensuring that Mr. Culp is not deterred from pursuing, and actively supports, change-of-control opportunities that may arise that would maximize value for shareholders);

•	tying most of the potential value of his severance arrangements to the degree to which Danaher’s stock price has increased over his tenure; and

•	ensuring that Mr. Culp’s total compensation package is competitive as compared to other potential opportunities that may be available to him.

If Danaher were to pursue a change-of-control transaction beneficial to Danaher shareholders, the Committee believes that Mr. Culp’s active support of the transaction through closing would be critical in ensuring the success of such a transaction. Though the non-equity amounts payable to Mr. Culp in connection with a change-of-control are subject to a “double trigger,” the Board adopted a “single trigger” for the equity awards that vest upon a change-of-control to provide a more powerful retention incentive during change-of-control discussions. Mr. Culp’s employment agreement also requires Danaher to pay, and make Mr. Culp whole with respect to, any excise tax payments he may owe upon a change-of-control as a result of any payments he receives from Danaher or from or a party that acquires Danaher. Mr. Culp’s severance and change-of-control arrangements are different than that of the other named executive officers because they were negotiated in connection with his appointment as CEO, and reflect terms that the Committee believes are common with respect to the CEO position. We do not believe the competitive marketplace requires making similar provisions available to other executives at this time.

We have entered into non-competition agreements with each of our other named executive officers which provide for severance payments under certain circumstances as consideration for post-employment non-competition, non-solicitation and confidentiality obligations. We believe that these post-employment restrictive covenants are critical in protecting our human resources and other proprietary assets. Other than as described above, we do not have any formal employment agreements with any of the named executive officers.

Benefits and Perquisites. All of our executives are eligible to participate in our employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance and 401(k) plans. These plans are generally available to all salaried employees and do not discriminate in favor of executive officers. In addition, the perquisites provided to the named executive officers as a group consist primarily of reimbursement for club dues and tax preparation, financial planning and other professional services, parking, car allowance or car lease and related expenses, tickets for sporting events, annual physical, and, with respect to Mr. Culp, additional term life insurance and personal use of the Danaher plane when not in use for business purposes. Mr. Comas is also allowed certain personal use of the Danaher plane. Not every named executive officer uses each of the perquisites listed above. The Committee annually reviews and approves all perquisites made available to our named executive officers. The Committee believes that the nature and level of perquisites provided to each of the named executive officers is generally commensurate with what our peers provide to persons in similar positions, and helps make our total executive compensation plan competitive.

In addition, each named executive officer participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of our management; for a summary of the plan, please see “Employee Benefit Plans — Executive Deferred Incentive Program.” We use the EDIP to contribute amounts to executives’ retirement accounts on a tax effective basis, and to give our executives a tax effective way to save for retirement. The amount we contribute annually to the executives’ EDIP accounts is set at a level that we believe is competitive with comparable plans offered by other companies in our industry. EDIP participants do not begin vesting in the amounts that we contribute to their EDIP account until they have participated in the program for five years, and do not fully vest in such amounts until they have participated in the program for 15 years. EDIP participants may defer on a tax-free basis all or any portion of their salary and bonus in a given year. Given that the EDIP is intended as a vehicle for retirement savings, the earnings rates we offer for EDIP balances are the same as the funds offered under our 401(k) plan.

Analysis of CEO Compensation Compared to Other NEO Compensation

A comparison of our CEO’s 2007 total compensation to the 2007 total compensation of our other named executive officers helps illustrate how the Committee applied the factors described in “—Determining Named

Executive Officer Compensation.” There are three primary reasons why our CEO’s 2007 total compensation is greater than the 2007 total compensation of each of our other named executive officers:

•

The CEO position is critical in an organization as diversified and acquisitive as Danaher, in particular because we do not have a “chief operating officer” immediately below the CEO. The size of our CEO’s equity awards and the extended time-based vesting criteria attached to them illustrate both the significance of the CEO position and our belief that the amount and the “at-risk” nature of compensation should increase commensurate with the level of responsibility.

•	Mr. Culp has worked for Danaher longer than any other named executive officer, and has generated a record of sustained, exceptional performance at each level at which he has served, including as CEO.
•

Given our expectations regarding future growth we have selected a CEO capable of leading a significantly larger company. Mr. Culp’s ability, experience and track record make him particularly attractive to larger companies with greater resources.

Peer Group Compensation Analysis

Given the importance of compensating our executive officers in a manner that is competitive with the other businesses vying for their services, the Committee worked with its then compensation consultant, PricewaterhouseCoopers, to develop a relevant peer group for purposes of assessing competitive compensation practices. The Committee periodically reviews compensation data for this peer group derived from publicly filed proxy statements. Companies were chosen for inclusion in the peer group based on the extent to which they compete with us in one or more of our various businesses and/or compete with us for executive talent. We rank approximately between the median and 75th percentile of the group with respect to key business metrics such as market capitalization and net income, and approximately in the median in terms of revenue. For 2007, the companies comprising the peer group were:

Tyco International Ltd	Illinois Tool Works, Inc.	Agilent Technologies
3M Company	Textron Inc.	ITT Industries, Inc.
General Dynamics	Eaton Corp.	Black & Decker Corp.
Emerson Electric Co.	Nortel Networks Corp.	Dover Corp.
Xerox Corp.	Ingersoll Rand Co. Ltd.	Thermo Fisher Scientific Inc.
Eastman Kodak Co.	Cummins Inc.	Rockwell Automation Inc.
Masco Corp.	Parker-Hannifin Corp.	Deere & Co.

The benchmark data that the Committee reviewed estimated the median and 75th percentile positions among our peers with respect to base salary, target annual cash incentive compensation, actual annual cash incentive compensation, total annual cash compensation, long term incentive compensation and total compensation.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to certain executive officers. The statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. The Committee has taken the steps it believes are necessary to preserve the deductibility of all annual cash incentive compensation awards and equity awards made to each of the named executive officers. In determining base salary, benefits, perquisites and other compensation, the Committee considers tax treatment but its primary goal is to offer compensation that is competitive within our peer group. As a result, for 2007 approximately $229,921 of Mr. Culp’s compensation is not deductible under 162(m). The 2007 compensation for all of the other named executive officers is fully deductible under 162(m).

In determining compensation, the Committee also takes into account the accounting treatment for each component of executive compensation. As described above, in determining equity compensation awards in particular the Committee applies a methodology based on an approximation of the amount of accounting expense associated with each grant.

Stock Ownership Guidelines

To further align management and shareholder interests, our Board has adopted stock ownership requirements to memorialize its long-standing expectation that executive officers and directors have a substantial equity stake in Danaher. Under the requirements, executive officers and directors must achieve these ownership levels within five years of the adoption of the policy (or, going forward, within five years of their election or appointment to the specified position). Each director is required to beneficially own shares with a market value of at least five times his or her annual retainer and our CEO is required to own shares with a market value of at least five times his base salary. The requirement for Executive Vice Presidents is three times base salary; for Senior Vice Presidents, two times base salary; and for Vice Presidents, one time base salary. Under the policy, beneficial ownership includes shares in which the director/officer or his or her spouse or child has a direct or indirect interest, notional shares of Danaher stock in the EDIP plan, shares held in a 401(k) plan, and unvested RSUs, but does not include shares subject to unexercised stock options. Danaher policy also prohibits Danaher directors and employees from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Treatment of Awards in the Event of Misconduct

Each of the stock plans in which Danaher’s executive officers participate contains a provision for recovering awards upon certain circumstances. Under the terms of the 2007 Plan and the 1998 Plan, no associate can exercise any outstanding equity award after the time he or she is terminated, if the termination is for gross misconduct. In addition, under the terms of the EDIP, if the administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Compensation Committee of Danaher Corporation’s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Donald J. Ehrlich (Chairman)

Mortimer M. Caplin

Alan G. Spoon

A. Emmet Stephenson, Jr.

Summary Compensation Table

The following table sets forth information regarding compensation earned in 2007 and 2006 by our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007, also known as our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
H. Lawrence Culp, Jr., President and CEO	2007	$1,100,000	$8,817,398	$6,937,296	$3,775,000	$2,077	$386,681	(5)	$21,018,452
	2006	$1,100,000	$8,288,324	$6,264,637	$3,525,000	$5,421	$424,746		$19,608,128
Daniel L. Comas, Executive Vice President and CFO	2007	$500,000	$868,643	$1,444,530	$750,000	$2,626	$117,350	(6)	$3,683,149
	2006	$440,000	$518,916	$1,245,227	$650,000	$6,982	$96,964		$2,958,089
Phillip W. Knisely, Executive Vice President	2007	$635,000	$586,405	$2,315,772	$1,000,000	$1,107	$80,150	(7)	$4,618,434
	2006	$610,000	$219,403	$1,876,352	$1,000,000	$2,204	$71,300		$3,779,259
James A. Lico, Executive Vice President	2007	$450,000	$1,038,705	$1,394,518	$725,000	$2,779	$91,038	(8)	$3,702,040
	2006	$425,000	$486,587	$1,105,602	$600,000	$7,772	$77,451		$2,702,412
Thomas P. Joyce, Jr. Executive Vice President	2007	$450,000	$697,022	$1,029,071	$650,000	$4,166	$98,102	(9)	$2,928,361

(1)	Mr. Joyce deferred $156,000 of his 2007 salary into the EDIP. Each of the named executive officers also contributed a portion of his 2007 salary and 2006 salary to the Danaher 401(k) plan.

(2)	The amounts reflected in these columns represent the compensation cost recognized by Danaher during the applicable year under FAS 123R for equity grants made in the applicable year and prior years. With respect to stock options, for Messrs. Culp, Comas, Knisely and Lico (and for Mr. Joyce for all years other than 2006), the compensation cost recognized under FAS 123R has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

Year of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
2007	4.73%	21.0%	0.1%	9.5 years
2006	4.6%	22.0%	0.1%	9.5 years
2005	4.5%	22.0%	0.1%	7.0 years
2004	3.5%	25.0%	0.1%	6.8 years
2003	3.4%	25.0%	0.1%	7.5 years
2002	3.9%	25.0%	0.1%	8.0 years

For Mr. Joyce, the following Black-Scholes assumptions (assuming no forfeitures) apply to the options awarded to him on February 23, 2006 and May 26, 2006:

Date of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
February 23, 2006	4.58%	22.0%	0.1%	7.5 years
May 26, 2006	5.05%	21.0%	0.1%	9.5 years

With respect to restricted stock units, the amount recognized under FAS 123R is calculated based on the number of shares of common stock underlying the RSU, times the closing price of Danaher common stock on the date of grant.

(3)	Messrs. Culp, Lico and Joyce deferred $943,750, $125,000 and $97,500, respectively, of their non-equity incentive plan compensation for 2007 into the EDIP. Messrs. Culp and Lico deferred $881,250 and $90,000, respectively, of their non-equity incentive plan compensation for 2006 into the EDIP.

(4)	For each named executive officer, the amount set forth represents the aggregate change in the actuarial present value of the officer’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan between the September 30, 2006 plan measurement date and the September 30, 2007 plan measurement date. The material assumptions used in quantifying the present value of the accrued benefit at each of September 30, 2006 and September 30, 2007 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 4.75% for the plan measurement date of September 30, 2006 and 5.00% for the plan measurement date of September 30, 2007; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 9 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2007. We do not provide any above-market or preferential earnings on compensation that is deferred on a basis that is not tax qualified.

(5)	Includes $15,900 in Danaher contributions to Mr. Culp’s account in the Danaher 401(k) plan; $176,000 in contributions to his account in the EDIP; a $200 charitable contribution made by Danaher on his behalf; $13,640 in term life insurance premiums; and an aggregate of $180,941 in perquisites consisting of the following: $115,920 relating to personal use of Danaher’s aircraft; and amounts relating to club memberships; personal car; tax preparation, financial planning and other professional services; parking expenses; and tickets to sporting events. For purposes of the Summary Compensation Table, personal airplane use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular aircraft for the year. Since the aircraft use is primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, the lease cost of the aircraft, exterior paint and other maintenance costs that cover a multiple-year period.

(6)	Includes $15,900 in Danaher contributions to Mr. Comas’ account in the Danaher 401(k) plan; $56,320 in contributions to his account in the EDIP; a $200 charitable contribution made by Danaher on his behalf; and an aggregate of $44,930 in perquisites consisting of amounts relating to personal use of Danaher’s aircraft; club membership; personal car; tax preparation, financial planning and other professional services; parking expenses; and tickets to sporting events.

(7)	Includes $15,900 in Danaher contributions to Mr. Knisely’s account in the Danaher 401(k) plan, $64,050 in contributions to his account in the EDIP and a $200 charitable contribution made by Danaher on his behalf. No perquisites are included because the total value of all perquisites is less than $10,000.

(8)	Includes $15,900 in Danaher contributions to Mr. Lico’s account in the Danaher 401(k) plan; $54,400 in contributions to his account in the EDIP; a $200 charitable contribution made by Danaher on his behalf; and an aggregate of $20,538 in perquisites consisting of amounts relating to personal car and tickets to sporting events.

(9)	Includes $15,900 in Danaher contributions to Mr. Joyce’s account in the Danaher 401(k) plan; $54,400 in contributions to his account in the EDIP; a $200 charitable contribution made by Danaher on his behalf; and an aggregate of $27,602 in perquisites consisting of amounts relating to personal car and a club membership.

Grants of Plan-Based Awards for Fiscal 2007

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2007.

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Target ($)	Maximum ($)	Target (#)
H. Lawrence Culp, Jr.	Annual cash incentive compensation	2/22/07	$3,525,000	$5,000,000	—		—		—	—

Daniel L. Comas	Annual cash incentive compensation	2/22/07	$650,000	$5,000,000	—		—		—	—
	Stock options	2/22/07	—	—	—		50,600	(4)	$74.14	$1,583,780
	Performance-based restricted stock units	2/22/07	—	—	13,500	(5)	—		—	$1,000,890

Phillip W. Knisely	Annual cash incentive compensation	2/22/07	$1,000,000	$5,000,000			—		—	—
	Stock options	2/22/07	—	—	—		70,850	(4)	$74.14	$2,217,605
	Performance-based restricted stock units	2/22/07	—	—	18,900	(5)	—		—	$1,401,246

James A. Lico	Annual cash incentive compensation	2/22/07	$600,000	$5,000,000	—		—		—	—
	Stock options	2/22/07	—	—	—		50,600	(4)	$74.14	$1,583,780
	Performance-based restricted stock units	2/22/07	—	—	13,500	(5)	—		—	$1,000,890

Thomas P. Joyce, Jr.	Annual cash incentive compensation	2/22/07	$400,000	$5,000,000	—		—		—	—
	Stock options	2/22/07	—	—	—		50,600	(4)	$74.14	$1,583,780
	Performance-based restricted stock units	2/22/07	—	—	13,500	(5)	—		—	$1,000,890

(1)	These columns relate to awards granted in 2007 under Danaher’s 2007 Executive Cash Incentive Compensation Plan. The payouts under these awards were based on the degree of period-to-period increase or decline in Danaher’s earnings per share (as adjusted for specified items), rather than based on achievement of a target, and the Committee’s exercise of negative discretion. As such there was no “threshold” or “target” specified for these awards. See “—Employee Benefit Plans” for a full description of Danaher’s 2007 Executive Cash Incentive Compensation Plan. Because there was no “target” specified for these awards, pursuant to Instruction 2 of Item 402(d) under Regulation S-K promulgated under the Securities Exchange Act of 1934 the amounts set forth in the “Target” column are the amounts of non-equity incentive compensation actually paid to each named executive officer for 2006. Because there was no “threshold” specified for these awards, the “Threshold” column has been omitted.
(2)	These columns relate to awards granted under the 1998 Plan, the terms of which apply to all of the equity awards described in this table. Please see “—Employee Benefit Plans” for a description of the 1998 Plan.
(3)	Reflects the grant date fair value of RSU awards and stock option awards, as applicable, calculated in accordance with FAS 123R. For the assumptions used in determining the grant date fair value under FAS 123R, please see Footnote 2 to the Summary Compensation Table.
(4)	For a description of the terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2007 Fiscal Year-End Table.
(5)	For a description of the terms of the award, please see Footnote 9 to the Outstanding Equity Awards at 2007 Fiscal Year-End Table.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2007. Except for the RSUs awarded to Mr. Culp in 2003, all of the awards set forth in the table below are governed by the terms and conditions of the 1998 Plan.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)
H. Lawrence Culp, Jr.	2/27/2006	—	810,500	(2)	$61.69	2/27/2016	—		—	—		—
	12/2/2003	143,750	143,750	(3)	$41.4950	3/26/2013	—		—	—		—
	9/26/2003	143,750	143,750	(3)	$37.1650	3/26/2013	—		—	—		—
	6/27/2003	143,750	143,750	(3)	$34.1750	3/26/2013	—		—	—		—
	3/26/2003	143,750	143,750	(3)	$33.4550	3/26/2013	—		—	—		—
	7/18/2000	2,000,000	—		$23.3125	7/18/2010	—		—	—		—
	12/2/1999	40,000	—		$24.5938	12/1/2009	—		—	—		—
	2/27/2006	—	—		—	—	324,000	(4)	$28,427,760	—		—
	3/26/2003	—	—		—	—	777,200	(5)	$68,191,528	—		—

Daniel L. Comas	2/22/2007	—	50,600	(6)	$74.14	2/22/2017	—		—	—		—
	5/4/2005	40,000	60,000	(7)	$51.70	5/4/2015	—		—	—		—
	5/4/2005	—	100,000	(8)	$51.70	5/4/2015	—		—	—		—
	3/2/2004	—	100,000	(6)	$45.2550	3/2/2014	—		—	—		—
	7/23/2003	28,000	7,000	(7)	$34.89	7/23/2013	—		—	—		—
	7/16/2002	25,000	—		$30.46	7/16/2012	—		—	—		—
	9/21/2001	20,000	—		$22.9250	9/21/2011	—		—	—		—
	7/18/2000	50,000	—		$23.3125	7/18/2010	—		—	—		—
	12/2/1999	10,000	—		$24.5938	12/1/2009	—		—	—		—
	2/22/2007	—	—		—	—	—		—	13,500	(9)	$1,184,490
	7/28/2005	—	—		—	—	40,000	(10)	$3,509,600	—		—

Phillip W. Knisely	2/22/2007	—	70,850	(6)	$74.14	2/22/2017	—		—	—		—
	2/23/2006	—	78,580	(11)	$61.46	2/23/2016	—		—	—
	12/2/2003	75,000	75,000	(12)	$41.4950	12/2/2013	—		—	—		—
	9/26/2003	75,000	75,000	(12)	$37.1650	9/26/2013	—		—	—		—
	6/27/2003	75,000	75,000	(12)	$34.1750	6/27/2013	—		—	—		—
	3/4/2003	75,000	75,000	(12)	$31.8750	3/4/2013	—		—	—		—
	4/14/2000	570,000	—		$24.0313	4/14/2010	—		—	—		—
	2/22/2007	—	—		—	—	—		—	18,900	(9)	$1,658,286
	2/23/2006	—	—		—	—	20,960	(10)	$1,839,030	—		—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)
James A. Lico	2/22/2007	—	50,600	(6)	$74.14	2/22/2017	—		—	—		—
	2/23/2006	—	49,000	(6)	$61.46	2/23/2016	—		—	—		—
	3/2/2004	—	200,000	(13)	$45.2550	3/2/2014	—		—	—		—
	12/3/2002	100,000	—		$30.6350	12/3/2012	—		—	—		—
	7/16/2002	20,000	—		$30.46	7/16/2012	—		—	—		—
	9/21/2001	8,000	—		$22.9250	9/21/2011	—		—	—		—
	12/5/2000	12,400	—		$34.1563	12/5/2010	—		—	—		—
	2/22/2007	—	—		—	—	—		—	13,500	(9)	$1,184,490
	2/23/2006	—	—		—	—	13,000	(10)	$1,140,620	—		—
	5/4/2004	—	—		—	—	40,000	(14)	$3,509,600	—		—

Thomas P. Joyce, Jr.	2/22/2007	—	50,600	(6)	$74.14	2/22/2017	—		—	—		—
	5/26/2006	—	25,000	(6)	$64.15	5/26/2016
	2/23/2006	—	24,000	(6)	$61.46	2/23/2016	—		—	—		—
	3/2/2004	—	60,000	(6)	$45.2550	3/2/2014	—		—	—		—
	12/3/2002	100,000	—		$30.6350	12/3/2012	—		—	—		—
	7/16/2002	20,000	—		$30.46	7/16/2012	—		—	—		—
	9/21/2001	30,000	—		$22.9250	9/21/2011	—		—	—		—
	12/5/2000	10,000	—		$34.1563	12/5/2010	—		—	—		—
	12/2/1999	9,600	—		$24.5938	12/1/2009	—		—	—		—
	2/22/2007	—	—		—	—	—		—	13,500	(9)	$1,184,490
	5/26/2006	—	—		—	—	6,000	(10)	$526,440
	2/23/2006	—	—		—	—	7,000	(10)	$614,180	—		—
	5/4/2004	—	—		—	—	20,000	(10)	$1,754,800	—		—

(1)	Market value is calculated based on the closing price of Danaher’s common stock on December 31, 2007 as reported on the NYSE ($87.74 per share), times the number of shares.

(2)	100% of the options will become exercisable on February 27, 2011. If we terminate Mr. Culp’s employment for disability or without cause, or if he terminates his employment for good reason or dies, the vesting schedule for the options will change so that twenty percent of the options will vest on February 27, 2007 and on each of the next four anniversaries of that date. If we undergo a change-of-control while Mr. Culp is still employed with us, all of the options will vest upon the change-of-control. The terms “change-of-control,” “disability,” “cause” and “good reason” have the meanings set forth in Mr. Culp’s employment agreement, except that the term “good reason” only includes the circumstances described below under “—Employment Agreements—H. Lawrence Culp, Jr. 2003 Stock Option Agreement.”

(3)	In 2003, Mr. Culp received four grants of 287,500 shares each on grant dates of March 26, 2003, June 27, 2003, September 26, 2003 and December 2, 2003, respectively. For a description of the other terms of these grants, please refer to “Employment Agreements—2003 Non-Qualified Stock Option Agreement with H. Lawrence Culp, Jr.”

(4)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 100% of the RSUs will vest on the sixth anniversary of the grant date.

(5)	For a description of the terms of this award, please refer to “Employment Agreements—2003 Share Award Agreement with H. Lawrence Culp, Jr.”

(6)	Under the terms of the award, 50% of the options granted become exercisable on each of the fourth and fifth anniversaries of the grant date.

(7)	Under the terms of the award, 20% of the options granted become exercisable on each of the first five anniversaries of the grant date.

(8)	Under the terms of the award, 100% of the options granted become exercisable on the fifth anniversary of the grant date.

(9)	The RSU award is subject to both time-based vesting and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless Danaher completes four consecutive calendar quarters starting after February 22, 2007 and ending prior to February 21, 2017 in which total diluted earnings per share (excluding (A) amounts that are generally required under generally accepted accounting principles to be reported separately as extraordinary, and (B) the impact of changes in methods of accounting on or after February 22, 2007 and amounts related to discontinued operations) exceeds $3.56 per share.

(10)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 50% of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date.

(11)	Under the terms of the award, one-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(12)	In 2003, Mr. Knisely received four grants of 150,000 shares each on grant dates of March 4, 2003, June 27, 2003, September 26, 2003 and December 2, 2003, respectively. For each grant, one-half of the options granted became exercisable on July 1, 2007 and the balance of the grant becomes exercisable on July 1, 2008. If Mr. Knisely dies or is terminated for disability, the vesting schedule for these stock option grants will be revised such that 20% of the options in each grant will be deemed to have vested on each of the first five anniversaries of the respective grant date.

(13)	Under the terms of the award, one-third of the options granted become exercisable on each of the fourth, fifth and sixth anniversaries of the grant date.

(14)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, one-third of the RSUs will vest on each of the fourth, fifth and sixth anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2007

The following table summarizes stock option exercises by our named executive officers in 2007. No stock awards vested in 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
H. Lawrence Culp, Jr.	—	—
Daniel L. Comas	12,000	$887,327
Phillip W. Knisely	270,000	$19,972,440
James A. Lico	—	—
Thomas P. Joyce, Jr.	9,000	$651,785

(1) Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher common stock at the time of exercise.

2007 Pension Benefits

The table below shows as of September 30, 2007, the present value of accumulated benefits payable to each of the named executive officers under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions into the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was “frozen” with respect to substantially all participants under the plan (including all of the named executive officers) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including all of the named executive officers) now increase each year at the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

The material assumptions used in quantifying the present value of the accrued benefit at September 30, 2007 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 5.00%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 9 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2007. There were no payments made to any named executive officers under the Cash Balance Plan in 2007.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)
H. Lawrence Culp, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$37,640
Daniel L. Comas	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$47,571
Phillip W. Knisely	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	3.5	$20,112
James A. Lico	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	6.4	$50,309
Thomas P. Joyce, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$75,552

(1)	Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen with respect to new Danaher contributions.
(2)	Calculated as of September 30, 2007, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2007.

2007 Nonqualifed Deferred Compensation

The table below sets forth for each named executive officer information regarding participation in the EDIP, the only plan offered by Danaher to the named executive officers that provides for the deferral of compensation on a basis that is not tax-qualified. There were no withdrawals by or distributions to any of the named executive officers from the EDIP in 2007. For a description of the material terms of the EDIP, please see “Employee Benefit Plans — Executive Deferred Incentive Program.”

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)
H. Lawrence Culp, Jr.	$881,250	$176,000	$1,050,686	$9,719,156
Daniel L. Comas	—	$56,320	$81,547	$558,495
Phillip W. Knisely	—	$64,050	$87,095	$557,314
James A. Lico	$90,000	$54,400	$175,273	$1,309,701
Thomas P. Joyce, Jr.	$196,000	$54,400	$212,523	$2,200,290

(1)	Of the $196,000 that Mr. Joyce deferred into the EDIP in 2007, $156,000 was deferred from his base salary and is included in the amount disclosed under the column titled “Salary” for 2007 in the Summary Compensation Table. The balance of the amounts set forth in this column for each officer represents non-equity incentive plan compensation that the officer earned with respect to the 2006 fiscal year but deferred in 2007. These amounts are reported in the Summary Compensation Table as non-equity incentive plan compensation for 2006.

(2)	The amounts set forth in this column are included as 2007 compensation under the “All Other Compensation” column in the Summary Compensation Table.

(3)	None of the amounts set forth in this column are included as compensation in the Summary Compensation Table. The earnings rates available for EDIP balances are the same as the earnings rates of the investment options offered under Danaher’s 401(k) plan (except that the EDIP does not make available any of the 401(k) investment options that may only be offered under a tax qualified plan). Participants may elect the earnings rates that apply to their EDIP balances (except that all Danaher contributions to the EDIP are subject to the Danaher Stock Fund earnings rate). The table below shows the investment options available under the EDIP and the rate of return for each option for the calendar year ended December 31, 2007:

EDIP Investment Option	Rate of Return from January 1, 2007 through December 31, 2007 (%)	EDIP Investment Option	Rate of Return from January 1, 2007 through December 31, 2007 (%)
American Beacon Small Cap Value Fund—Institutional Class	-6.44	Spartan® U.S. Equity Index Fund— Investor Class	5.43
American Funds® Growth Fund of America®—Class R4	10.88	Templeton World Fund—Class A	8.50
Cohen & Steers Realty Shares, Inc.	-19.19	Fidelity Freedom 2010 Fund®	7.43
Danaher Stock Fund	21.29	Fidelity Freedom 2020 Fund®	8.54
Fidelity Diversified International Fund	16.03	Fidelity Freedom 2030 Fund®	9.27
Fidelity Equity-Income Fund	1.4	Fidelity Freedom 2040 Fund®	9.31
Fidelity Low-Priced Stock Fund	3.16	Fidelity Freedom Income Fund®	4.83
Fidelity Magellan® Fund	18.83	Managed Income Portfolio II—Class 3	4.68
Franklin Small-Mid Cap Growth Fund—Advisor Class	11.97	PIMCO Total Return Fund— Institutional Class	9.07
Legg Mason Value Trust, Inc.— Institutional Class	-5.73	Fidelity Retirement Money Market Portfolio	5.12

(4)	The table below indicates for each named executive officer how much of the amount set forth in this column is reported as 2006 and 2007 compensation in the Summary Compensation Table:

Name	Amount included in “Aggregate Balance at Last FYE” column reported as 2006 and 2007 compensation in Summary Compensation Table
H. Lawrence Culp, Jr.	$2,161,000
Daniel L. Comas	$107,520
Phillip W. Knisely	$120,150
James A. Lico	$310,211
Thomas P. Joyce, Jr.	$307,900

Employment Agreements

Employment Agreement with H. Lawrence Culp, Jr.

We entered into an employment agreement with Mr. Culp, our President and CEO, dated as of July 18, 2000, and amended the agreement as of November 19, 2001. The original three-year term of the agreement was scheduled to expire on July 18, 2003. The agreement provides however that as of July 18, 2002, and on every subsequent anniversary of that date, the term of the agreement is automatically extended for an additional one year period. If either we or Mr. Culp provides notice, at least 90 days prior to the next anniversary date of the employment agreement, that Mr. Culp’s employment will terminate as of the end of the then-current term of the employment agreement, the agreement will terminate at the end of the then-current term of the agreement. The expiration date of the agreement is currently July 18, 2009.

Under the agreement, Mr. Culp is entitled to (1) a base salary that is no less than the highest base salary paid to him at any time during the term of the agreement; (2) an annual, target bonus opportunity of at least 100% of his base salary; (3) all benefit and fringe benefit plans in which our other executives participate; (4) term life insurance equal to six times his base salary (decreasing to four times his base salary once he reaches age 55, with the amount of required coverage decreasing 10% per year after that); and (5) a club membership, tax and financial planning advice, an annual physical examination and a car allowance. During any period that Mr. Culp cannot perform his duties as a result of a physical or mental illness (a “disability”) he is entitled to continue receiving all of the elements of compensation described above, until his employment is terminated.

The agreement prohibits Mr. Culp from disclosing Danaher confidential information during or after his employment. The agreement also prohibits Mr. Culp, at any time during his employment and for three years after his employment ends, from competing with us in the United States or anywhere else in the world where we are doing business or have reasonably firm plans to do business, and from soliciting any of our employees away from us.

We may terminate Mr. Culp’s employment if as a result of disability, he is absent from his duties for 6 consecutive months and within thirty days of notice of termination has not returned to his duties on a full-time basis. We may also terminate his employment either for cause or without cause. “Cause” means that Mr. Culp willfully fails to perform his duties (other than because of disability) after he has received notice of the failure and has had an opportunity to correct it, willfully engages in misconduct that materially injures Danaher, or is convicted of a felony.

Mr. Culp may terminate his employment at any time, with or without good reason. “Good reason” means that Danaher:

•	has materially breached Mr. Culp’s employment agreement and has not corrected the breach after receiving notice and the opportunity to correct it;
•	attempts to terminate Mr. Culp without complying with the notice provisions required under the employment agreement;
•	assigns Mr. Culp duties inconsistent with his position as President and Chief Executive Officer;
•	relocates Mr. Culp outside the Washington, D.C. area;
•

discontinues any material compensation or benefit plan that Mr. Culp participated in as of July 18, 2000 without providing an equitable substitute, or provides Mr. Culp with benefits materially less favorable than the level of benefits he enjoyed under those plans as of July 18, 2000;

•	undergoes a change-of-control, merger or acquisition with another entity and Mr. Culp does not continue as the President and CEO of the most senior entity that results from the transaction; or
•	does not obtain a satisfactory agreement from its successor to assume Mr. Culp’s employment agreement.

The agreement defines a “change-of-control” as (a) the acquisition by an individual, entity or group of the greater of (i) thirty percent or more of either the outstanding Danaher common stock, or of the combined voting power of outstanding Danaher securities entitled to vote generally in the election of directors (“Danaher voting securities”), or (ii) the lowest whole-number percentage of outstanding Danaher common stock or Danaher voting securities, as applicable, that is greater than the percentage owned on a combined basis by Steven Rales, Mitchell Rales and their affiliates; (b) individuals who as of July 18, 2000 constituted a majority of our Board (“incumbent directors”) no longer constituting a majority of our Board (although individuals who are elected, or whose nomination for election is approved by, a majority of the incumbent directors are (with certain exceptions) also considered “incumbent directors”); (c) consummation of a reorganization, merger or consolidation or sale of all or substantially all of Danaher’s assets (“business combination”), unless following the business combination, the persons who beneficially owned more than fifty percent of the Danaher common stock and who beneficially owned more than fifty percent of the voting power of the Danaher voting securities, respectively, immediately prior to the business combination continue to own more than fifty percent of the outstanding common stock and more than fifty percent of the voting power of the outstanding voting securities, respectively, of the entity resulting from the business combination, in substantially the same proportions as their ownership prior to the business combination; or (d) approval by our shareholders of a complete liquidation or dissolution of Danaher.

If Mr. Culp’s employment ends for any reason, he is entitled to receive within 14 days after termination his base salary through the date of termination, the balance of any annual or long-term cash incentive awards earned but not yet paid and any deferred compensation allocated to his account as of the later of the date of termination or date of payment, and any other amounts or benefits required to be paid to him according to the terms of any other Danaher plan (at the time such payments are due under the plan). Mr. Culp is also entitled to receive the following, additional amounts upon certain events of termination:

•

If Mr. Culp dies, or at least 90 days prior to the next anniversary date of the employment agreement provides notice that his employment will terminate as of the end of the then-current term of the employment agreement, he is entitled to a pro rata portion of his target annual bonus for the year in which his employment terminates, paid at the time annual bonuses are paid (this is referred to as the “pro rated bonus”).

•

If we terminate Mr. Culp’s employment on account of disability, he is entitled to receive the pro rated bonus at the time annual bonuses are paid and have his employee welfare benefit plans and programs continued for 12 months following the termination.

•

If we terminate Mr. Culp’s employment without cause, or if he terminates his employment for good reason, Mr. Culp is entitled to (1) receive his pro rated bonus at the time annual bonuses are paid, (2) receive an amount equal to two times the sum of his base salary and target annual bonus for the year of termination (paid out over twenty four months according to the normal payroll cycle); (3) reimbursement for reasonable legal fees and expenses that he incurs in connection with the termination; (4) have health and welfare benefits continued for himself and his family for 24 months following the termination; and (5) if any amount that Mr. Culp receives from us or a party that acquires us would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or related penalties or interest, an additional payment equal to the amount of such excise tax, penalties and interest, as well as a further sum that would have the effect of making Mr. Culp whole for any taxes applicable to such payment.

In addition, Danaher’s compensation committee has agreed to reimburse Mr. Culp for a portion of the premiums of any additional term life insurance that Mr. Culp elects to purchase during specified periods. Specifically, Danaher will reimburse Mr. Culp for 50% of the term life insurance premiums for (a) up to $19,000,000 of coverage for the period April 1, 2007 through March 31, 2008, and (b) up to $7,000,000 of coverage for the period April 1, 2008 through March 31, 2009.

2003 Non-Qualified Stock Option Agreement with H. Lawrence Culp, Jr.

We entered into a Non-Qualified Stock Option Agreement with Mr. Culp dated as of March 26, 2003. Under the agreement, we agreed to award to Mr. Culp options to purchase 1,150,000 shares of Danaher common stock (on a split-adjusted basis). Under the terms of the award, 287,500 options were granted to Mr. Culp on each of March 26, 2003, June 27, 2003, September 26, 2003 and December 2, 2003. The exercise price for each grant of options is equal to the closing price of Danaher’s common stock on the date of grant.

Twenty percent of each grant of options vested on December 1, 2006, an additional thirty percent of each grant vested on December 1, 2007 and the remainder of the options vests on December 1, 2008. If we terminate Mr. Culp’s employment for disability or without cause, or if Mr. Culp terminates his employment for good reason or dies, the vesting schedule for the options will change so that twenty percent of the options in each grant will be deemed to vest on March 26, 2004 and on each of the next four anniversaries of that date. If we undergo a change-of-control while Mr. Culp is still employed with us, all of the options will vest upon the change-of-control. The terms “change-of-control,” “disability,” “cause” and “good reason” have the meanings described in Mr. Culp’s employment agreement, except that the term “good reason” only includes circumstances where Danaher (1) has materially breached Mr. Culp’s employment agreement and has not corrected the breach after receiving notice and the opportunity to correct it, (2) assigns Mr. Culp duties inconsistent with his position as President and CEO, or (3) undergoes a change-of-control, merger or acquisition with another entity and Mr. Culp does not continue as the president and CEO of the most senior entity that results from the transaction. All of the options terminate on March 26, 2013. If we terminate Mr. Culp’s employment without cause or if Mr. Culp resigns for good reason, all exercisable options covered by the agreement will remain exercisable for six months after the termination date.

2003 Share Award Agreement with H. Lawrence Culp, Jr.

On May 6, 2003, our shareholders approved a Share Award Agreement with Mr. Culp dated as of March 26, 2003. Under the agreement, we agreed to award to Mr. Culp 777,200 shares of Danaher common stock on January 2, 2010 if (1) Mr. Culp remains our Chief Executive Officer as of December 1, 2009, and (2) Danaher completes four consecutive calendar quarters starting after March 31, 2003 in which total diluted EPS (excluding amounts that are required under generally accepted accounting principles to be reported separately as extraordinary or non-recurring items, amounts related to discontinued operations and changes in accounting methods after March 31, 2003) exceeds EPS for the four calendar quarters ended March 31, 2003 by at least 10%. Our Compensation Committee has certified that the performance criteria have been satisfied, leaving only the time-based vesting condition to be satisfied. If we undergo a change-of-control (as defined in Mr. Culp’s employment agreement) before December 1, 2009 while Mr. Culp is still employed with Danaher, he will receive all 777,200 shares upon the change-of-control. If we terminate Mr. Culp’s employment for disability (as defined in Mr. Culp’s employment agreement) or if he dies before December 1, 2009, in either case he will receive a number of shares equal to 129,532 times the number of whole years elapsed between March 26, 2003 and the date of termination.

Please see the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table for a description of the terms applicable to Mr. Culp’s other outstanding equity awards.

Named Executive Officer Noncompetition Agreements

We have entered into noncompetition agreements with each of Messrs. Comas, Knisely, Lico and Joyce (Mr. Culp’s noncompetition and similar obligations are set forth in his employment agreement, which is described above). The terms of these named executive officer noncompetition agreements are all the same. The agreement prohibits the executive from competing with us while he is employed with us. For one year after the executive’s employment with us ends, the agreement prohibits him from (a) competing with us anywhere in the United States; (b) selling to or soliciting purchases from our customers, involving products or services similar to those the executive worked with while we employed him; (c) hiring or soliciting any of our current or recent employees, or otherwise assisting or encouraging any of our employees to leave us; (d) disclosing or improperly using any of our confidential information; or (e) making any disparaging comments about us. Each executive also agrees that all intellectual property that he develops in connection with his employment with us belongs to us, and assigns us all rights he may have in any such intellectual property.

Each executive is entitled to an amount equal to nine months of his base salary if we terminate his employment without cause, plus an amount equal to an additional three months salary if he signs our standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is defined as the executive’s (a) fraud or other willful misconduct or gross negligence; (b) conviction of a felony, misdemeanor related to his employment or other crime that impairs his ability to perform his duties; (c) willful refusal to perform his duties or comply with our policies; (d) breach of the noncompetition agreement; (e) death; or (f) termination because of physical or mental illness that prevents him from working for twelve consecutive months. If an executive violates any of his post-employment obligations under the agreement, he is required to repay to us any payments he has received under the agreement and he gives up all rights to any further payments under the agreement.

Offer Letter

Other than as described above, we do not have any formal employment agreements with any of the named executive officers, but certain employment and compensation arrangements were set forth in the offer letter that we extended to Mr. Knisely when he joined us in 2000. The letter recited his initial title, base salary and target bonus percentage. It also provided for an initial grant of 1,000,000 Danaher stock options (all of which have vested), as well as participation in the EDIP and other employee and executive benefit plans and programs, a company car, country club membership and financial and tax planning services. As a condition to the offer of employment, Mr. Knisely was required to execute an employment agreement with obligations relating to noncompetition, nonsolicitation of customers, nonpiracy of company employees and confidentiality. Since the date of the letter, the compensation paid to Mr. Knisely has increased and additional equity awards have been granted to him.

Officers’ and Directors’ Indemnification and Insurance

Danaher’s Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Danaher, or by reason of serving at the request of Danaher as a director or officer of any other entity, subject to limited exceptions. Danaher also has in effect insurance policies for general officers’ and directors’ liability insurance covering all of Danaher’s officers and directors.

Potential Payments upon Termination or Change-of-Control

The following tables describe the payments and benefits that each named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2007. Where benefits are based on the market value of Danaher’s common stock, we have used the closing price of Danaher’s common stock as reported on the New York Stock Exchange on December 31, 2007 ($87.74 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, unused vacation and 401(k) plan distributions, (2) receive accrued balances under the EDIP and the Cash Balance Plan (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero), and (3) exercise vested stock options (except that under the terms of the 2007 Plan and the 1998 Plan, no employee can exercise any outstanding equity award after the time he or she is terminated, if the termination is for gross misconduct). The accrued balances under the Cash Balance Plan and the EDIP for each named executive officer as of December 31, 2007 are set forth above under “—2007 Pension Benefits” and “—2007 Nonqualified Deferred Compensation,” respectively, and the terms of these plans are described in “—2007 Pension Benefits” and “Employee Benefit Plans—Executive Deferred Incentive Program,” respectively.

Severance and Change-of-Control Arrangements for H. Lawrence Culp, Jr.

Benefit	Termination/Change-of-Control Event
	Termination by executive without good reason	Termination of executive without cause/ termination by executive for good reason (other than in connection with a change- of-control)	Death of executive	Termination of executive as a result of disability	Change-of-Control		Change-of- Control + termination of executive without cause or termination by executive for good reason
Value of equity awards that would be accelerated (1):
Stock options	—	$21,875,493	$21,875,493	$21,875,493	$50,534,837		$50,534,837
RSUs	—	—	$45,460,551	$45,460,551	$68,191,528	(2)	$68,191,528	(2)
Benefits continuation (3)	—	$21,388	—	$10,694	—		$21,388
Cash severance payment (3)	—	$4,950,000	—	—	—		$4,950,000
Pro rated bonus for year of termination (3)	(4)	$1,375,000	$1,375,000	$1,375,000	—		$1,375,000
Tax reimbursement and related gross- up (3)	—	—	—	—	$16,266,169	(2)(5)	$19,540,668	(2)(5)
Value of unvested EDIP balance that would be accelerated upon death (6)	—	—	$560,774	—	—		—

Total:	(4)	$28,221,881	$69,271,818	$68,721,738	$134,992,534	(2)	$144,613,421	(2)

(1)	Mr. Culp’s 2003 Non-Qualified Stock Option Agreement, 2003 Share Award Agreement and the terms of his 2006 option award each provide for certain accelerated vesting terms in the event of certain types of termination or upon a change-of-control. Each of these arrangements is described above under “—Employment Agreements.” The amounts indicated reflect the intrinsic value (that is, the value based on the price of Danaher’s common stock, and in the case of stock options minus the exercise price) of the options and RSUs that would have vested had the specified event of termination or change-of-control occurred as of December 31, 2007.

(2)	The amounts indicated in the table assume that upon a change-of-control of Danaher (as defined in the 1998 Plan), Danaher’s Board precludes the accelerated vesting of Mr. Culp’s unvested RSUs that are not required to be accelerated pursuant to contractual agreements with Mr. Culp. If a change-of-control had occurred as of December 31, 2007 and Danaher’s Board had allowed these unvested RSUs to accelerate, the RSU acceleration value in each of the Change-of-Control columns would increase by $28,427,760 in each column; and the “Tax reimbursement and related gross-up” value in each of the Change-of-Control columns would increase by $9,865,961 in each column. For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan, please see “—Employee Benefit Plans.”

(3)	Amounts reflected are payable pursuant to Mr. Culp’s employment agreement, which is described above under “—Employment Agreements.” The amounts set forth in “Cash severance payment” and “Pro rated bonus for year of termination” assume that the “target bonus amount” referenced in Mr. Culp’s employment agreement is equal to the baseline annual bonus percentage established annually under the 2007 Executive Cash Incentive Compensation Plan.

(4)	Under Mr. Culp’s employment agreement, if he provides notice, at least 90 days prior to the next anniversary date of his employment agreement, that he intends to terminate his employment as of the end of the then-current term of his employment agreement, he is entitled to receive a pro rata portion of his target annual bonus for the year in which he is terminated. If Mr. Culp were to have provided notice on December 31, 2007 that his employment would terminate as of the end of the current term of his employment contract (July 18, 2009), upon the termination he would be entitled to receive a pro rated bonus based on his target bonus amount for 2009 and the number of days worked in 2009 prior to termination.

(5)	Calculation of the 280G excise tax and related gross-up assumes a 280G excise tax rate of 20%, a combined federal, state and Medicare tax rate of 41.24%, no value attributable to the officer’s noncompetition covenant, and that each of the equity awards was made in the normal course of business.

(6)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the company contributions that have been made to the participant’s EDIP account would immediately vest.

Severance and Change-of-Control Arrangements for Messrs. Comas, Knisely, Lico and Joyce

Named Executive Officer	Benefit	Termination/Change-of-Control Event
		Termination of executive without cause		Death of executive		Termination of executive as a result of disability		Change- of- Control (1)
Daniel L. Comas	Cash severance payment under Noncompetition Agreement (2)	$500,000		—		—		—
	Value of unvested EDIP balance that would be accelerated upon death (3)	—		$173,158		—		—

Philip W. Knisely	Value of unvested portion of 2003 stock option award that would be accelerated upon death or termination for disability	—		$9,281,250	(4)	$9,281,250	(4)	—
	Cash severance payment under Noncompetition Agreement (2)	$635,000	(1)	—		—		—
	Value of unvested EDIP balance that would be accelerated upon death (3)	—		$501,583		—		—

	Total:	$635,000		$9,782,833		$9,281,250		—

James A. Lico	Cash severance payment under Noncompetition Agreement (2)	$450,000	(1)	—		—		—
	Value of unvested EDIP balance that would be accelerated upon death (3)	—		$315,512		—		—

Thomas P. Joyce, Jr.	Cash severance payment under Noncompetition Agreement (2)	$450,000	(1)	—		—		—
	Value of unvested EDIP balance that would be accelerated upon death (3)	—		$230,641		—		—

(1)	For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan, please see “— Employee Benefit Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan), Danaher’s Board precludes the accelerated vesting of the unvested stock options and RSUs held by these officers. If a change-of-control had occurred as of December 31, 2007 and Danaher’s Board had allowed unvested stock options and RSUs to vest upon such change-of-control, the intrinsic value of the stock options and RSUs held by these officers that would have been accelerated would have been as follows: Mr. Comas, $15,767,100; Mr. Knisely, $21,994,708; Mr. Lico, $16,307,590; and Mr. Joyce, $8,537,640.

(2)	Under the terms of the Noncompetition Agreements that each of Messrs. Comas, Knisely, Lico and Joyce have executed with Danaher, each is entitled to certain payments if Danaher terminates his employment without cause. For a description of these agreements, please see “Employment Agreements—Named Executive Officer Noncompetition Agreements.” The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.

(3)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the company contributions that have been made to the participant’s EDIP account would immediately vest.

(4)	Under the terms of the stock option grants awarded in 2003 to Mr. Knisely, one-half of the options in each grant vested on July 1, 2007 and the balance will vest on July 1, 2008. If Mr. Knisely dies or is terminated as a result of disability, the vesting schedule for his 2003 stock option grants will be revised such that twenty percent of the options in each grant will be deemed to have vested on each of the first five anniversaries of the respective grant date.

DIRECTOR COMPENSATION

Summary of Director Compensation

Our non-management directors receive:

•	an annual cash retainer of $40,000, paid in four, equal installments following each quarter of service;

•	$2,500 for each board meeting they attend (whether by telephone or in person);

•	$1,000 for each committee meeting they attend (whether by telephone or in person);

•	an annual grant of options to purchase 4,000 shares of Danaher common stock with a ten-year term, which grant is fully vested as of the date of grant; and

•	payment of or reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, effective as of September 12, 2007, the chair of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual retainer of $15,000, paid in quarterly installments. In 2007, the chairs of these committees received a pro-rated amount of the annual retainer based on the number of days in the year during which the new policy was in effect.

Effective January 1, 2008, each non-employee director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the director deferred compensation plan sponsored by Danaher. Amounts deferred under the plan are converted into a particular number of notional shares of Danaher common stock, calculated based on the closing price on the quarterly date that such fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher common stock.

Director Summary Compensation Table

The table below summarizes the compensation paid by Danaher to non-employee directors for the year ended December 31, 2007. Each of Steven Rales and Mitchell Rales serves as a director and executive officer of Danaher but does not receive any additional compensation for services provided as a director. Neither Steven Rales nor Mitchell Rales is a named executive officer. Details regarding the 2007 executive compensation provided to each of Steven Rales and Mitchell Rales is set forth under “Certain Relationships and Related Transactions.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Total ($)
Mortimer M. Caplin (1)	$82,000	$128,760	$210,760
Donald J. Ehrlich (1)	$86,451	$128,760	$215,211
Linda P. Hefner (1)	$63,000	$128,760	$191,760
Walter G. Lohr, Jr. (1)	$71,951	$128,760	$200,711
John T. Schwieters (1)	$77,951	$128,760	$206,711
Alan G. Spoon (1)	$68,000	$128,760	$196,760
A. Emmet Stephenson, Jr. (1)	$69,000	$128,760	$197,760

(1)	The table below sets forth the total number of outstanding options to purchase Danaher common stock beneficially owned by each non-management director as of December 31, 2007. All of the options set forth in the table below are fully vested.

Name of Director	Aggregate Number of Danaher Stock Options Held as of December 31, 2007
Mortimer M. Caplin	40,000
Donald J. Ehrlich	40,000
Linda P. Hefner	8,000
Walter G. Lohr, Jr.	40,000
John T. Schwieters	16,000
Alan G. Spoon	36,000
A. Emmet Stephenson, Jr.	40,000

(2)	Since all options granted to non-employee directors are immediately exercisable, the full grant date fair value of the award is recognized in the year of grant under FAS 123R. The amount set forth in the column therefore represents both the total grant date fair value for all equity awards granted to the director in 2007, as well as the total dollar amount recognized for the director for 2007 under FAS 123R. The amount recognized in 2007 pursuant to FAS 123R has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): a 9.5 year option life, a risk-free interest rate of 4.77%; a stock price volatility rate of 22.5%; and a dividend yield of 0.20% per share.

Employee Benefit Plans

Following is a description of the equity compensation, cash incentive compensation and non-qualified deferred compensation plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from year to year, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

2007 Executive Cash Incentive Compensation Plan.

In 2007, Danaher’s shareholders approved the 2007 Executive Cash Incentive Compensation Plan, which governs non-equity incentive compensation awards granted to Danaher’s executive officers. Each year, the Compensation Committee establishes the terms of awards under the 2007 Cash Incentive Compensation Plan no later than the earlier of the 90th day of the performance period, or the date on which 25% of the performance period has been completed (the “applicable period”). Awards are earned under the plan for a given performance period only if Danaher has positive net income for the period, as determined according to GAAP. If Danaher has positive net income for the period, the maximum award amount payable to a participant for the performance period equals the lesser of (1) five million dollars ($5,000,000) or (2) the amount earned pursuant to the performance goals and other award terms set by the Committee for the participant for the performance period, subject to any further negative discretion adjustments (up to and including elimination of the award) as the Committee may determine. The performance goals are based on any one of, or a combination of, the following performance-based criteria, which may be based on Danaher and its subsidiaries on a group-wide basis or on the basis of subsidiary, business platform or operating unit results:

• earnings per share (on a fully diluted or other basis)	• stock price targets or stock price maintenance	• return on capital or return on invested capital

• pretax or after tax net income	• working capital	• earnings before interest, taxes, depreciation, and amortization (EBITDA)

• operating income	• free cash flow

•        strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures.

• gross revenue	• cash flow
• profit margin	• return on equity

The Committee may express each performance objective in absolute and/or relative terms, based on or using comparisons with current internal targets, the past performance of Danaher (including the performance of one or more subsidiaries, business platforms, and/or operating units) and/or the past or current performance of other companies. The measures used in setting performance goals under the plan are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (i) extraordinary or nonrecurring items in accordance with GAAP, (ii) the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the Committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula ), (iii) goodwill and other intangible impairment charges, (iv) gains or charges associated with discontinued operations or restructuring activities, (v) gains or charges related to the sale or impairment of assets, (vi) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (vii) the impact of any change in tax law that occurs during one of the years included in the formula which exceeds $10 million, and (viii) other objective income, expense, asset, and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee within the applicable period, unless, in each case, the Committee decides otherwise during the applicable period; provided, that with respect to the gains and charges referred to in sections (iii) through (vi), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded. At the end of the performance period, the Committee certifies the satisfaction of the net income requirement and the level of attainment of the performance goal(s). Any awards payable under the incentive plan are paid in cash no later than March 15th of the calendar year following the end of the performance period.

Within the applicable period, the Committee may adopt such forfeiture, proration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on awards of a participant’s death, disability, voluntary termination of employment, termination by Danaher for cause, or termination by Danaher without cause.

2007 Performance Formula under the 2007 Executive Cash Incentive Compensation Plan

In March 2007, the Committee adopted a performance formula for determining the amounts to be paid under the 2007 Cash Incentive Compensation Plan to each executive officer for 2007 (other than Steven Rales and Mitchell Rales, who do not participate in the plan). Under the formula, the maximum amount of cash incentive compensation payable to a named executive officer for 2007 would equal the lesser of $5 million or the product of the following four elements (provided that no amounts would be paid if Danaher didn’t achieve positive net income for 2007):

•	the officer’s base salary;

•

the officer’s baseline bonus percentage (for 2007, the Committee set the baseline bonus percentages for each named executive officer as follows: Mr. Culp, 125%; Mr. Comas, 60%; Mr. Knisely, 75%; Mr. Lico, 60%; and Mr. Joyce, 60%);

•	a personal factor of 2.0 (subject to the Committee’s exercise of negative discretion); and

•

a company performance factor calculated as follows. First, we determine the average of (A) the compounded annual growth (or decline) rate of Danaher’s Adjusted EPS (defined below) for the fiscal years ended December 31, 2005, 2006 and 2007, and (B) the growth (or decline) rate of the company’s Adjusted EPS for the fiscal year ending December 31, 2007 compared to the fiscal year ended December 31, 2006. This is referred to as the “EPS factor” and is expressed in decimal terms; it can be a positive or negative number. The EPS factor is multiplied by a factor of four (4) if the EPS factor is a positive number, and two (2) if the EPS factor is a negative number. The product is then added to .9 to yield the company performance factor. If 2007 Adjusted EPS were to decline by more than 15% compared to 2006 Adjusted EPS, however, the company performance factor would equal zero and no bonus would be awarded. “Adjusted EPS” means fully diluted earnings per share as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”), but excluding:

•	extraordinary or nonrecurring items in accordance with GAAP;

•

the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula );

•	goodwill and other intangible impairment charges;

•	gains or charges associated with discontinued operations or restructuring activities;

•	gains or charges related to the sale or impairment of assets;

•	all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date;

•	the impact of any change in tax law that occurs during one of the years included in the formula which exceeds $10 million; and

•	all tax reserve reversals in 2006,

provided, that with respect to the gains and charges referred to in the third through sixth bullets above, only gains or charges that individually or as part of a series of related items exceed $10 million are excluded.

After calculating the maximum amount payable to each named executive officer according to the formula, the Committee applied its negative discretion to reduce each officer’s personal factor to a number below 2.0 to determine the amount actually awarded to the officer for the year.

In February 2008, the Committee adopted a performance formula for 2008 pursuant to the terms of the 2007 Executive Cash Incentive Compensation Plan, which formula is the same in all material respects as the 2007 performance formula. For 2008, the Committee established the following baseline annual bonus percentages for each named executive officer: Mr. Culp, 125%; Mr. Comas, 65%; Mr. Knisely, 75%; Mr. Lico, 65%; and Mr. Joyce, 65%.

2007 Stock Incentive Plan

General. The Compensation Committee of the Board administers the 2007 Stock Incentive Plan and the 1998 Plan (described below). The following awards may be granted under the 2007 Stock Incentive Plan: stock options, restricted stock, stock appreciation rights, restricted stock units, and other stock-based awards, as such terms are defined in the 2007 Stock Incentive Plan (collectively, all such awards are referred to as “Awards”).

Award Limits. In the case of any Award intended to comply with Code Section 162(m), in any calendar year, no employee or director may be granted options or stock appreciation rights under the 2007 Stock Incentive Plan with respect to more than 10,000,000 shares of Danaher common stock or restricted stock grants or awards of restricted stock units which in the aggregate cover the cash value equivalent of more than 10,000,000 shares of common stock (measured as of the date of grant, less $0.01 par value per share of common stock).

Performance Rules. Awards under the 2007 Stock Incentive Plan may be subject to time-based and/or performance-based vesting conditions. Awards subject to performance-based vesting conditions may be designed to comply with Section 162(m) of the Code. Under the 2007 Stock Incentive Plan, an Award that is designed to comply with Code Section 162(m) will be subject to any one of, or a combination of, the performance-based criteria described above under “—2007 Executive Cash Incentive Compensation Plan,” determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to the carve-outs described in that section (unless, with respect to any one or more carve-outs, the Committee decides otherwise during the applicable period). In addition to the performance objectives established for any Award that is intended to comply with Code Section 162(m) and any time-based vesting provisions that may apply to such Award, any Award that is intended to comply with Code Section 162(m) will not vest under its terms unless Danaher has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Committee has certified that such performance has been met. The Committee may also use discretion to lower (but not increase) the vesting, level, or other benefits of a performance objective Award based on factors not listed above.

Termination of Employment. Unless the Committee determines otherwise, any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or:

•	12 months after termination, if the termination results from the participant’s death or disability;

•	the time of termination, if the participant’s employment is terminated for gross misconduct;

•

five years after termination, if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65), or (2) before reaching age 65, if the Committee determines that the termination constitutes an “early retirement”; or

•	3 months following the termination date, in all other situations.

If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant.

In addition, under the following circumstances certain vesting provisions applicable to awards granted under the plan will accelerate.

•

Death. Upon termination of a participant’s employment or service due to death, all outstanding stock options and stock appreciation rights become fully vested and the vesting of a portion of his or her outstanding RSUs and restricted stock is accelerated as of the date of death, as set forth in the plan.

•

Age 65. Upon the participant’s attainment of age 65 while employed or in service, the time-based vesting conditions applicable to the participant’s outstanding awards will automatically accelerate; performance-based vesting conditions will accelerate only in the discretion of the plan administrator (provided that such awards are not designated as subject to Internal Revenue Code (“Code”) Section 162(m)).

•

Early retirement. Unless otherwise provided by the Administrator, in the event the Administrator grants a participant “early retirement” treatment: (1) the time-based vesting of any portion of any RSU or restricted stock grant scheduled to vest during the five-year period immediately following the retirement date is accelerated (and any such awards that are subject to performance-based vesting criteria that remain unsatisfied as of the date of any such termination will remain outstanding until the earlier of expiration of the award’s term or the fifth anniversary of the termination, to determine whether such criteria become satisfied), and the balance of such RSUs or restricted stock grants terminates as of the retirement date; and (2) the vesting criteria applicable to any outstanding options or SARs will not be accelerated, but such awards will remain outstanding and continue to vest following the retirement date until the earlier of expiration of the award’s term or the fifth anniversary of the termination.

Corporate Changes. As defined in the 2007 Plan, a substantial corporate change includes (i) Danaher’s dissolution or liquidation; (ii) a merger, consolidation, or reorganization in which Danaher is not the surviving entity; (iii) the sale of substantially all of Danaher’s assets to another person or entity; or (iv) any transaction approved by the Board (including a merger or reorganization in which Danaher survives) that results in any person or entity (other than any affiliate of Danaher as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of Danaher. Upon a substantial corporate change, the 2007 Stock Incentive Plan and any forfeitable portions of the Awards will terminate unless provision is made for the assumption or substitution of the outstanding Awards. Unless the Board determines otherwise, if any Award would otherwise terminate upon a substantial corporate change, the Committee will either (i) provide holders of options and SARs with a right, at such time before the consummation of the transaction as the Board designates, to exercise any unexercised portion of an option or SAR, whether or not previously exercisable, or (ii) cancel each Award after payment of an amount in cash, cash equivalents or successor equity interests substantially equal to the fair market value of the underlying shares of common stock under the transaction minus, for any options or SARs, the exercise price for the shares covered by the option or SAR.

1998 Stock Option Plan

No further awards may be issued under the 1998 Plan but previously-awarded stock options and RSUs remain outstanding under the plan. All unexpired awards become fully exercisable when the employee reaches age 65 while still employed by Danaher, except for awards covered by performance criteria for purposes of Section 162(m). The provisions of the 1998 Plan relating to substantial corporate changes are substantially the same as the comparable provisions in the 2007 Plan.

Unless the Committee provided otherwise in granting an award, any options that are exercisable as of a participant’s termination date will terminate on the earlier of the expiration of the award’s term or:

•

the fifth anniversary of the date of termination, if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65), or (2) before reaching age 65, if the Compensation Committee determines that the termination constitutes an “early retirement”;

•	12 months after termination, if the termination results from the participant’s death;

•	the earlier of (1) 12 months after termination, or (2) 60 days after the participant no longer has a disability, if the participant is terminated on account of disability;

•	the date of termination, if the participant’s employment is terminated for gross misconduct; or

•	30 days following the termination date, in all other situations.

If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant. Upon the participant’s attainment of age 65 while employed or in service, the vesting conditions applicable to the participant’s outstanding awards will automatically accelerate.

All RSUs awarded under the 1998 Plan were granted subject to the satisfaction of time-based vesting provisions and performance measures specified by the Committee at the time of grant.

Executive Deferred Incentive Program

Voluntary Contributions and Company Contributions. The Executive Deferred Incentive Program (the “EDIP”) is a non-qualified, unfunded deferred compensation program for selected management associates of Danaher and its subsidiaries. All amounts deferred under the EDIP are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations. Each EDIP participant may elect to defer all or a portion of his or her salary and bonus in a given plan year. Participants may choose among alternative earnings rates for the amounts they voluntarily defer, which are the same as the earnings rates of the investment options offered under our 401(k) plan (except for any investment options that may only be offered under a tax qualified plan). Participants may change their earnings rates at any time, provided that any portion of a participant’s account that is subject to the Danaher common stock earnings rate must remain subject to that earnings rate until the account is distributed to the participant.

In addition, as of the beginning of each plan year (or in the case of a new participant, as of such later date during the year when the person begins participating in the EDIP), Danaher credits to the account of each participant an amount equal to the product of:

•	the total amount of the participant’s base salary and target bonus as of the end of the prior year; and
•

a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

The Danaher common stock earnings rate applies to all amounts that Danaher credits to a participant’s account.

Vesting. Participants are at all times fully vested in amounts they voluntarily defer into their accounts. A participant (other than “initial participants,” whose vesting rights are described below) vests in the amounts that Danaher contributes to his or her account as follows:

•

If the participant has both reached age fifty-five and completed at least five years of service with Danaher Corporation or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

•

If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

Participants who were participants in the EDIP when it commenced in March 1995 (“initial participants”) vest in two-thirds of each contribution we make as of the end of the year in which the contribution is made. Once the initial participant reaches the date by which his or her vesting percentage under the vesting terms generally applicable to EDIP participants would equal or exceed two-thirds, the participant continues vesting under such generally applicable vesting terms.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance until after his or her employment with Danaher terminates. If the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, he may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero. A participant may elect to receive distributions from his or her EDIP account in either a lump sum or, if the participant is 100% vested in the Danaher contributions that have been made to his or her account, in annual installments over two, five or ten years. Whether a participant elects to receive distributions in a lump sum or in annual installments, he or she may elect to receive his or her distribution in cash, shares of Danaher common stock or a combination of cash and shares of Danaher common stock; provided that all balances subject to the Danaher common stock earnings rate must be distributed in shares of Danaher common stock.

EQUITY COMPENSATION PLAN INFORMATION

All data set forth in the table below is as of December 31, 2007.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (2)	25,364,027	(3)	$46.27	(4)	10,287,076	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	25,364,027	(3)	$46.27	(4)	10,287,076	(5)

(1)	In November 2007, Danaher assumed the Tektronix 2002 Stock Plan and the Tektronix 2005 Stock Plan in connection with Danaher’s acquisition of Tektronix, Inc. No further awards may be granted under either plan. As of December 31, 2007, 288,051 shares of Danaher common stock were issuable under these plans upon exercise or vesting of outstanding stock options and RSUs, and the stock options outstanding under these plans had a weighted average exercise price of $62.83 per share.

(2)	Consists of the 2007 Plan, 1998 Plan, Danaher Corporation 1987 Stock Option Plan (“1987 Plan”), EDIP and the performance-based restricted stock units awarded to H. Lawrence Culp, Jr. in 2003 (“Culp 2003 RSUs”). No additional awards are issuable under the 1998 Plan or the 1987 Plan.

(3)

Consists of 23,021,895 shares attributable to the 2007 Stock Plan, 1998 Stock Plan and 1987 Stock Plan, in the aggregate, 777,200 shares attributable to the Culp 2003 RSUs and 1,564,932 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Danaher common stock or a combination of cash and shares of Danaher common stock. For purposes of this table, we have assumed that all EDIP balances as of December 31, 2007 would be distributed in Danaher common stock.

(4)	The RSUs that have been issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. In addition, under the EDIP, if a participant receives their EDIP distribution in shares of Danaher common stock, the participant’s EDIP balance is converted into shares and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) do not take these awards into account.

(5)	Consists of 9,921,410 shares available for future issuance under the 2007 Stock Plan and 365,666 shares available for future issuance under the EDIP. See “Employee Benefit Plans – 2007 Stock Incentive Plan” for a description of the types of awards issuable under the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy

Under Danaher’s Related Person Transactions Policy, the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Danaher management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1934, as amended.

Relationships and Transactions

Certain affiliates of FMR Corp. provide services to us in connection with the administration of our stock plans, 401(k) plans, EDIP and directors’ deferred compensation plan. We paid these entities an aggregate of $59,000 for these services for 2007. In addition, Fidelity Management Trust Company serves as trustee and custodian of the Danaher stock accounts included in our 401(k) plans and received trustee and custodian fees from plan participants for these services in the amount of approximately $251,845 for 2007. FMR Corp. and its affiliates also received investment management fees during the year from each Fidelity mutual fund offered under the 401(k) plans based on a percentage of the plan assets invested in such mutual fund.

Steven Rales is Chairman of the Board of Danaher and also an executive officer of Danaher, and his brother, Mitchell Rales, is Chairman of the Executive Committee of the Board of Danaher and also an executive officer of Danaher. Steven Rales and Mitchell Rales are the co-founders of Danaher. For their service as executive officers, each receives an annual salary of $395,000 and is entitled to participate in all of the benefits made generally available to salaried employees as well as all perquisites made generally available to Danaher’s executive officers. In 2007, Danaher provided tax and accounting services to the Rales’ valued at approximately $168,805 in the form of one full-time employee (plus medical and dental benefits for the employee), allowed the Rales’ to make personal use of designated Danaher office space valued at approximately $216,854, and made 401(k) contributions of $15,900 to each of the Rales’. Danaher provided Steven Rales an additional $50,391 in perquisites in 2007 consisting of amounts relating to personal car, a country club membership and parking expenses. Danaher provided Mitchell Rales an additional $24,669 in perquisites in 2007 consisting of amounts relating to personal car and parking expenses. The Rales’ do not receive annual cash incentive compensation or equity awards.

Separately, in 2007, Steven Rales and Mitchell Rales paid Danaher approximately $159,462 for providing benefits for, and as reimbursement for paying all or a portion of the salaries of, three of their employees.

Steven Rales and Mitchell Rales also own a majority interest in Colfax Corporation, a company that makes and sells pumping and fluid handling systems. Philip Knisely, Executive Vice President of Danaher, owns approximately 4.5% of the equity of Colfax, and Patrick Allender, who served as an Executive Vice President of Danaher until his retirement in February 2007, and a trust for the benefit of Mr. Allender’s son own an aggregate equity interest of less than 1% in Colfax. Certain of our subsidiaries purchase products from and sell products to various subsidiaries of Colfax from time to time in the ordinary course of business and on an arms’-length basis. In 2007, our subsidiaries sold approximately $128,793 of products to Colfax subsidiaries. The amount of sales in 2007 was less than one percent of Colfax’s, and of Danaher’s, gross revenues for 2007. Our subsidiaries intend to purchase products from and sell products to various Colfax subsidiaries in the future in the ordinary course of their businesses.

FJ900, Inc. (“FJ900”), an indirect, wholly-owned subsidiary of Danaher, is party to an airplane management agreement dated February 15, 2007 with Joust Capital, LLC (“Joust One”) and an identical agreement with Joust Capital II, LLC (“Joust Two” and together with Joust One, the “Joust entities”), which memorialize a pre-existing arrangement. The Joust entities are owned by Steven Rales and Mitchell Rales. Under the management agreements, FJ900 performs management services for the respective aircraft owned or leased by each of Joust One and Joust Two in like manner to the management services provided by FJ900 for the Danaher aircraft. The management services provided by FJ900 include the provision of aircraft management, pilot services, maintenance, record-keeping and other aviation services. FJ900 receives no compensation for its services under the agreement. Having FJ900 perform management services for all three aircraft enables Danaher and the Joust entities to share certain fixed expenses relating to the use, maintenance, storage, operation and supervision of their respective aircraft and utilize joint purchasing or joint bargaining arrangements where appropriate, allowing each party to benefit from efficiencies of scale and cost savings. We believe that this cost-sharing arrangement results in lower costs to us than if we incurred these fixed costs on a stand-alone basis. Under the agreement, FJ900 prorates all shared expenses annually among the Joust entities and Danaher based on each party’s flight hours logged. The Joust entities pre-pay FJ900 on a quarterly basis for their estimated, prorated portion of such shared expenses, and the amounts are trued up at the end of the year. With respect to the year ended December 31, 2007, the Joust entities paid FJ900 approximately $1.2 million for the Joust entities’ share of the fixed airplane management expenses shared with Danaher. Each Joust entity pays directly all expenses attributable to its aircraft that are not shared. Under the management agreements, each party is also required to maintain a prescribed amount of comprehensive aviation liability insurance and name the other party and its affiliates as additional named insureds, while the Joust entities must also maintain all-risk hull insurance for their aircraft. If either party suffers any losses in connection with the arrangements set forth in the management agreement, and such losses are due to the fault, negligence, breach or strict liability of the other party, the sole recourse of the party incurring the loss against the other party is to the available insurance proceeds. The management agreements have terms of five years, but may be terminated by either party upon 30 days notice.

In addition, Danaher is party to an airplane interchange agreement dated February 15, 2007 with Joust One and an identical agreement with Joust Two, which also memorializes a pre-existing arrangement. Under each interchange agreement, the Joust entity has agreed to lease its aircraft to Danaher and Danaher has agreed to lease the Danaher aircraft to the Joust entity, in each case on a non-exclusive, equal time basis. Neither party is charged for its use of the other party’s aircraft, the intent being that over the life of the contract each party’s usage of the other party’s aircraft will be generally equal. With respect to the year ended December 31, 2007, the incremental value of the use of the Danaher plane by the Joust entities, net of the value of the use of the Joust aircraft by Danaher, was $15,039. The owner of each aircraft, as operator of the aircraft, is responsible for providing a flight crew for all flights operated under the interchange agreement. Each owner/operator is required to maintain standard insurance, including all-risk hull insurance and a prescribed amount of comprehensive aviation liability insurance, and to name the other party and its affiliates as additional named insureds. With respect to any losses suffered by the party using the owner/operator’s plane, the using party’s recourse against the owner/operator is limited to the amount of available insurance proceeds. To the extent the using party or any third party suffers losses in connection with the using party’s use of the owner/operator’s aircraft, and recovers from the owner/operator an amount in excess of the available insurance proceeds, the using party will indemnify the owner/operator for all such excess amounts. The interchange agreements have terms of five years, but may be terminated by either party upon 10 days notice.

Thomas P. Joyce, Jr. is Executive Vice President of Danaher and has been employed in a variety of general management positions since joining Danaher in 1989. Thomas P. Joyce, Jr.’s brother, Robert Joyce, is president of Danaher’s KaVo North America business and does not report directly or indirectly to Thomas P. Joyce, Jr. Robert Joyce has also served in a variety of general management positions since joining Danaher in 1993. For 2007, Robert Joyce received total cash compensation of approximately $400,000, participated in Danaher’s equity compensation program and received benefits comparable to those received by persons in similar management positions within Danaher.

PROPOSAL 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee on behalf of Danaher has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as independent registered public accounting firm for Danaher and its consolidated subsidiaries for the year ending December 31, 2008. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, Danaher’s Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by Danaher’s shareholders at the 2008 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Danaher and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

For information concerning fees paid to Ernst & Young LLP in 2006 and 2007, see “Fees Paid to Independent Registered Public Accounting Firm” below.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR DANAHER FOR 2008.

PROPOSAL 3

SHAREHOLDER PROPOSAL

A Danaher shareholder has notified us that it intends to present the following proposal for consideration at the Annual Meeting. The name, address and number of shares held by such shareholder are available upon request to Danaher’s Secretary.

Adopt Responsible Employment Principles

Resolved, that the shareholders of Danaher Corporation (the “Company”) request the Board of Directors (the “Board”) to adopt the following set of principles as it relates to the employment of any named executive officer (“NEO”):

1) If the company enters into an employment agreement (the “Agreement”) with a NEO, the Agreement must have a specified termination date, not to exceed three years, and should not contain an “evergreen” clause that provides for automatic renewal without shareholder approval.

2) The Company should not permit the accelerated vesting of stock options, restricted stock, and other equity-based awards.

3) The Company should not provide for excise tax gross-ups or any other kind of similar make-whole arrangements.

These principles should be implemented so as not to violate any current contractual obligations.

For purposes of this resolution, “employment agreement” shall be defined as any agreements or arrangements that provide for payments or awards in connection with a NEO’s employment with or departure from the Company.

“Excise tax gross-up” is defined as any payment to or on behalf of a NEO whose amount is calculated by reference to an actual or estimated tax liability of the executive resulting from employment.

Supporting Statement

We believe the adoption of this resolution will ensure that when the Company employs a NEO, whether by entering into an employment contract, or in absence of one, the terms of employment will contain provisions that protect the interests of long-term investors.

Employment contracts set the terms of an executive’s salary, bonus, benefits, and stock awards, and define payouts. We believe executive contracts and other agreements frequently favor the executive and run counter to the interests of shareholders.

At our Company, CEO H. Lawrence Culp, Jr. would be entitled to receive more than $126 million if he were terminated upon a change-in-control. Over $90 million would be due to accelerated equity, and more than $23 million would be due to a tax gross-up, according to the Company’s 2007 Proxy Statement.

Many corporate governance experts increasingly question the efficacy of employment agreements for executive officers. The Council of Institutional Investors (CII) has recommended that employment contracts should have a specified termination date. CII also recommends companies should not compensate executives for any taxes payable upon receipt of severance, change-in-control or similar payments. Institutional Shareholder Services (ISS) recommends that employment contracts by companies expire after a short period of time.

In addition to employment contracts, poorly designed equity plans may provide extraordinary payments to departing executive officers. We feel that executive-friendly employment contracts and poorly designed and administered equity plans provide excessive payouts even when an executive fails and are almost always the primary culprits of massive “golden-goodbyes.”

We feel the adoption of this resolution will ensure that the Company’s employment agreements and equity plans are designed so as to avoid rewarding poorly performing departing executives with generous compensation packages.

Company’s Statement in Opposition

Our Board agrees that in particular circumstances it would be inappropriate for Danaher to agree to one or more of the three executive employment terms enumerated in the shareholder proposal. Our Board also believes, however, that it would be inappropriate to adopt a rigid policy against agreeing to any of the three enumerated terms in any named executive officer compensation arrangement.

The Compensation Committee of our Board, composed exclusively of independent directors, oversees executive compensation arrangements. Our Board believes that the Committee should retain discretion in setting executive compensation arrangements, based on the facts and circumstances existing at the time the arrangements are determined. Circumstances may arise in which the needs of Danaher and of the new executive, and the dictates of the competitive marketplace, would make it appropriate for Danaher to agree to one or more of the three enumerated terms. For example, executives often incur expenses, forfeit significant cash and equity awards and forfeit other, attractive opportunities in order to accept employment with a new company. An executive may not be willing to accept such risks without some protection, which may take the form of one or more of the three enumerated terms, and depending on Danaher’s needs at the time it may be appropriate to agree to one or more of such terms. Precluding the Committee from agreeing to any of the three enumerated terms could impair Danaher’s ability to fill critical, executive positions by impeding Danaher’s ability to negotiate agreements that address the competitive market, Danaher’s needs and the individual nature of these situations.

Our Board recognizes the need to strike an appropriate balance between attracting the most qualified executives and limiting our compensation costs. Our Board believes that it has been a good steward of the Company’s resources in this regard. As noted in “Executive Compensation—Compensation Discussion and Analysis,” Danaher has very few of the types of arrangements that are identified in the shareholder proposal. In addition, most of the amounts that our CEO would be entitled to upon a change-of-control related termination relate to the acceleration of his unvested equity awards, which have increased substantially in value as a result of Danaher’s performance under his leadership. Our Board believes that it is in our shareholders’ best interests that the responsibility for striking the balance noted above remain vested in the Compensation Committee, unconstrained by the rigid limitations proposed in the above resolution.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

OTHER MATTERS

Danaher’s management is not aware of any other business that may come before the meeting. Under our bylaws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the Annual Meeting has passed. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees for audit services rendered by Ernst & Young LLP to Danaher for fiscal 2007 and 2006 and fees billed by Ernst & Young LLP for services rendered during fiscal 2007 and 2006 for audit related, tax and other services rendered to Danaher.

	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006
Audit Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for the audit of Danaher’s annual financial statements and Danaher’s internal control over financial reporting, the attestation of management’s report on the effectiveness of internal control over financial reporting, reviews of financial statements included in Danaher’s Quarterly Reports on Form 10-Q and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.	$9,095,000	$7,868,000

Audit-Related Fees. Aggregate fees for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Danaher’s financial statements and are not reported under “Audit Fees” above. The nature of the services comprising the fees disclosed under this category primarily include employee benefit plan audits, comfort letters in connection with underwritten securities offerings, procedures performed in connection with due diligence related to certain acquisitions and advice regarding the application of generally accepted accounting principles to proposed transactions	$394,300	$207,000

Tax Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance and tax consulting. (1)	$3,154,000	$2,202,000

All Other Fees. Aggregate fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	0	0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” is as follows:

	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006
Tax Compliance. Includes tax compliance fees charged by Ernst & Young LLP for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$1,623,000	$1,547,000

Tax Consulting. Includes tax consulting services rendered by Ernst &Young LLP, including assistance related to tax credit studies.	$1,531,000	$655,000

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining their independence and has concluded that such services do not impair their independence.

Pre-Approval Policy

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for Danaher by its independent auditor. Each year, the Committee approves the independent auditor’s retention to audit Danaher’s financial statements before the filing of the preceding year’s annual report on Form 10-K. On a regular basis, the Committee evaluates other known potential engagements of the independent auditor and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. The Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full Committee at its next scheduled meeting.

Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Ernst & Young LLP was approved in advance by the Committee, and none of those engagements made use of the de minimis exception to pre-approval contained in the Commission’s rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Audit Committee assists the Board in overseeing the integrity of Danaher’s financial statements, Danaher’s compliance with legal and regulatory requirements, the qualifications and independence of Danaher’s independent auditors, and the performance of Danaher’s internal audit function and independent auditors. The Committee operates pursuant to a written charter adopted by the Board.

In fulfilling its responsibilities, the Committee has reviewed and discussed with Danaher’s management and Ernst & Young LLP Danaher’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2007, management’s assessment of the effectiveness of Danaher’s internal control over financial reporting and Ernst & Young LLP’s evaluation of Danaher’s internal control over financial reporting.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended and as adopted by the PCAOB. In addition, the Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as amended and as adopted by the PCAOB, and has discussed with Ernst & Young LLP its independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements for Danaher for the fiscal year ended December 31, 2007 be included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chairman)

Mortimer M. Caplin

Donald J. Ehrlich

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, a shareholder who wishes to have a proposal included in Danaher’s proxy statement for the 2008 annual meeting of shareholders must submit the proposal in writing to Danaher’s Secretary at Danaher’s principal executive offices, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006, for receipt no later than December 4, 2008 in order to be considered for inclusion.

Under Danaher’s Bylaws, a shareholder who wishes to introduce a proposal (including any nomination for election to Danaher’s Board) to be voted on at Danaher’s 2009 Annual Meeting of Shareholders that is not included in Danaher’s proxy statement for the meeting must provide advance written notice to Danaher’s Secretary at the address set forth above. The Secretary must receive such notice (containing certain information specified in the Bylaws about the shareholder and the proposed action) at least 45 days before the date on which Danaher first mailed its proxy materials for the prior year’s Annual Meeting; provided, however, that in the event that the date of the current year’s annual meeting has changed by more than 30 days from the prior year’s annual meeting, a shareholder’s notice must be so received not later than the close of business on the later of (A) the 60th day prior to the current year’s annual meeting and (B) the tenth day following the day on which notice of the date of the current year’s annual meeting was mailed or public disclosure of the date of the current year’s annual meeting was made, whichever first occurs. Assuming that the 2009 annual meeting is held during the period from April 6, 2009 to June 5, 2009 (as it is expected to be), in order to comply with the time periods set forth Danaher’s Bylaws, appropriate notice would need to be provided to Danaher’s Secretary at the address noted above by February 17, 2009. If a shareholder fails to provide timely notice of a proposal to be presented at the 2009 annual meeting, the proxies provided to Danaher’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

Dated: April 3, 2008

COPIES OF DANAHER’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO DANAHER OR BY ACCESSING THE REPORT ON http://www.shareholder.com/danaher/annual-proxy.cfm. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 2099 PENNSYLVANIA AVENUE, N.W., 12TH FLOOR, WASHINGTON, D.C. 20006.

DANAHER

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 6, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees listed, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors to serve with a term expiring in 2011:

01—H. Lawrence Culp, Jr. For Against Abstain 02—Mitchell P. Rales For Against Abstain

2. To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2008.

For Against Abstain

3. To act upon a shareholder proposal urging the

Compensation Committee of the Board of Directors to adopt specified principles relating to the employment of any named executive officer. For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

DANAHER

Proxy — DANAHER CORPORATION

Notice of 2008 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Danaher Corporation for Annual Meeting on May 6, 2008

Steven M. Rales and Mitchell P. Rales, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Danaher Corporation to be held on May 6, 2008 or at any postponement or adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments of postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

(Items to be voted appear on reverse side.)